Filed Pursuant to Rule 424(b)(4)

Registration Nos. 333-287728 and 333-287825

AYTU BIOPHARMA, INC.

1,366,668 shares of Common Stock

and

8,233,332 Prefunded Warrants to Purchase 8,233,332 Shares of Common Stock
and up to 8,233,332 Shares of Common Stock Underlying the Prefunded Warrants

We are offering, on a firm commitment basis, 1,366,668 shares of common stock, par value $0.0001 per share (“Common Stock”) at a public offering price of $1.50 per share.

We are also offering to each purchaser of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering the opportunity to purchase prefunded warrants (the “Prefunded Warrants”) in lieu of Common Stock. A holder of Prefunded Warrants will not have the right to exercise any portion of its Prefunded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 19.99%) (such percentage, the “Beneficial Ownership Cap”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Each Prefunded Warrant will be exercisable for one share of Common Stock. The public offering price of each Prefunded Warrant will be equal to the public offering price per share of Common Stock, minus $0.0001, and the remaining exercise price of each Prefunded Warrant will equal $0.0001 per share. The Prefunded Warrants will be immediately exercisable (subject to the Beneficial Ownership Cap) and may be exercised at any time until all of the Prefunded Warrants are exercised in full. For each Prefunded Warrant we sell in this offering, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. See “Description of Securities Included in this Offering” in this prospectus for more information. We are also registering the shares of Common Stock issuable from time to time upon the exercise of the Prefunded Warrants offered hereby (the “Warrant Shares”).

There is no established public trading market for the Prefunded Warrants, and we do not expect a market for the Prefunded Warrants to develop. We do not intend to list the Prefunded Warrants on the Nasdaq Capital Market LLC (the “Nasdaq”) , any other national securities exchange or any other trading system.

Certain of our existing stockholders, officers, and directors plan to participate in this offering on the same terms as other investors.

We have granted the underwriters an option to purchase up to an additional 1,440,000 shares of Common Stock from us (equal to 15% of the securities issued in this offering) at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.

Our shares of Common Stock are listed on the Nasdaq under the symbol “AYTU.” On June 5, 2025, the closing price of our Common Stock was $1.49 per share.

	Per Share	Per Prefunded Warrant	Total
Public offering price	$1.500	$1.499900	$14,399,177
Underwriter fees (1)	$0.105	$0.104993	$1,007,942
Proceeds, before expenses, to us	$1.395	$1.394907	$13,391,235

(1)

In connection with this offering, we have agreed to pay to the underwriters a cash fee equal to seven percent (7.0%) of the gross proceeds received by us in the offering. See “Underwriting” for additional information regarding total compensation to the underwriters.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole book-runner
Lake Street

Lead Manager
Maxim Group LLC

The date of this prospectus is June 5, 2025

EXPLANATORY NOTE

On July 31, 2024, we successfully completed the previously announced wind down and divestiture of our Consumer Health business. We determined that the accounting requirements for reporting the Consumer Health business as a discontinued operation were met when the wind down and divestiture was completed on July 31, 2024, and that we now operate as one single operating and reportable segment. Due to such determination we have included in this registration statement recast consolidated financial statements and the notes thereto for the years ended June 30, 2024, and 2023, included elsewhere in this registration statement and an updated Management’s Discussion and Analysis of Financial Condition and Result of Operations for the years ended June 30, 2024, and 2023, to reflect the Consumer Health business as a discontinued operation and the Company as one single operating and reportable segment.

ABOUT THIS PROSPECTUS

This prospectus, including the information incorporated by reference, is part of a registration statement that we have filed with the United States Securities and Exchange Commission (the “SEC”). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

As used in this prospectus and in any prospectus supplement, unless the context otherwise requires, the terms “Aytu,” the “Company,” “we,” “us,” and “our” refer to Aytu BioPharma, Inc. and, unless the context requires otherwise, the subsidiaries through which it conducts business.

TRADEMARKS

This Registration Statement on Form S-1 refers to trademarks, such as Aytu, Aytu BioPharma, Aytu RxConnect, Neos Therapeutics, Adzenys, Adzenys ER, Adzenys XR-ODT, Cotempla, Cotempla XR-ODT, Karbinal, Poly-Vi-Flor and Tri-Vi-Flor, which are protected under applicable intellectual property laws and are our property or the property of our subsidiaries. This Form S-1 also contains trademarks, service marks, copyrights and trade names of other companies which are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this Form S-1 may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND RISK FACTOR SUMMARY

This prospectus contains statements that the Company believes are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot provide assurance that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this in this prospectus, words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to the risks below, which also serves as a summary of the principal risks of an investment in our securities:

●	We have incurred losses to date and can give no assurance of profitability.
●	We have not established sources of ongoing revenue sufficient to cover operating costs.
●	We may need to raise additional funding, which may not be available on acceptable terms, or at all.
●	We may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due.
●

The terms of our loan agreement place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our operating and financial flexibility.

●

We are currently engaged in discussions with various parties regarding potential strategic transactions and there can be no assurance that these discussions will result in the pursuit or consummation of any potential transaction.

●

We have indefinitely suspended development of our AR101 (enzastaurin) clinical development program and shifted our strategic focus towards accelerating the growth of our commercial business. If we fail to execute successfully on this reprioritized strategic focus, our business, results of operations and financial condition could be materially and adversely affected.

●

We have been and, in the future, may become a defendant in one or more stockholder derivative, class-action, and other litigation, and any such lawsuits may adversely affect our business, financial condition, results of operations and cash flows.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
●

You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase. You may also experience future dilution as a result of future equity offerings.

●	Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.
●	This offering may cause the trading price of our Common Stock to decrease.

●	Holders of Prefunded Warrants will have no rights as a common stockholder until such holders exercise their Prefunded Warrants and acquire our Common Stock.
●	Absence of a public trading market for the Prefunded Warrants may limit your ability to resell the Prefunded Warrants.
●	The Prefunded Warrants contain features that may reduce your economic benefit from owning them.
●	Since the Prefunded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.
●	Proposed legislation in the U.S. Congress, including changes in U.S. tax law, may adversely impact us and the value of the shares of Common Stock and the Warrant Shares.
●

The exclusive jurisdiction, waiver of trial by jury, and choice of law clauses set forth in the Prefunded Warrants to be issued to purchasers in this offering may have the effect of limiting a purchaser’s rights to bring legal action against us and could limit a purchaser’s ability to obtain a favorable judicial forum for disputes with us.

●

We recently announced that we have been engaged in discussions with various parties regarding potential strategic transactions and potential financing options. There can be no assurance that this process will result in the pursuit or consummation of any potential transaction, or that any such potential transaction, if implemented, will provide sufficient funding to continue our operations.

●

Our efforts to expand and transform our businesses may require significant investments; if our strategies are unsuccessful, our business, results of operations and/or financial condition may be materially adversely affected.

●	We may have difficulties integrating acquired businesses and as a result, our business, results of operations and/or financial condition may be materially adversely affected.
●

In fiscal 2024, the great majority of our gross revenue and gross accounts receivable were due to three significant customers, the loss of which could materially and adversely affect our results of operations.

●	Our accounts receivable subjects us to credit risk.
●	Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to the Company.
●	Public concern over the abuse of medications that are controlled substances, including increased legislative, legal and regulatory action, could negatively affect our business.
●	Certain of our stockholders own a significant percentage of our stock and their interests may conflict with yours.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included and incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

We are a pharmaceutical company focused on commercializing novel therapeutics. Our strategy is to become a leading pharmaceutical company that improves the lives of patients. We use a focused approach of in-licensing, acquiring, developing and commercializing novel prescription therapeutics in order to continue building our portfolio of revenue-generating products and leveraging our commercial team’s expertise to build leading brands within large therapeutic markets. Our primary focus is on commercializing innovative prescription products that address prevalent conditions, including attention deficit hyperactivity disorder (“ADHD”). We are focusing our efforts on accelerating the growth of our commercial business and achieving positive operating cash flows. To achieve these goals, we indefinitely suspended active development of our clinical development programs and have wound down and divested unprofitable operations. In conjunction with growing our prescription business we continue to pursue business development to identify novel products that complement our portfolio of prescription brands. To that end, we have agreed to terms to exclusively commercialize a novel antidepressant that has been recently approved by the United States Food and Drug Administration (“FDA”). We believe that this product represents a significant opportunity for the Company as a novel treatment for major depressive disorder (“MDD”), a condition affecting over 21 million Americans.

In the first quarter of fiscal 2025 we completed the previously announced wind down and divestiture of our consumer health business (the “Consumer Health business”) and now operate our business as a single operating and reporting segment. The accounting requirements for reporting the Consumer Health business as discontinued operation were met when the wind down and divestiture was completed on July 31, 2024. Accordingly, our consolidated financial statements for all periods presented reflect the Consumer Health business as a discontinued operation. Our business from continuing operations is focused on our prescription pharmaceutical products sold primarily through third party wholesalers and pharmacies and which primarily consists of two product portfolios. The first consists of two products for the treatment of ADHD: Adzenys XR-ODT (amphetamine) extended-release orally disintegrating tablets (“Adzenys”) and Cotempla XR-ODT (methylphenidate) extended-release orally disintegrating tablets (“Cotempla” and Adzenys together with Cotempla the “ADHD Portfolio”). The second consists primarily of Karbinal® ER (carbinoxamine maleate extended-release oral suspension) (“Karbinal”), an extended-release first-generation antihistamine suspension containing carbinoxamine indicated to treat numerous allergic conditions, and Poly-Vi-Flor and Tri-Vi-Flor, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency (the “Pediatric Portfolio”). During the fourth quarter of fiscal 2024, we successfully completed the transition of all manufacturing of our ADHD products to a United States-based third-party contract manufacturer to improve the profitability of these products.

In July 2023, we entered into an exclusive collaboration, distribution and supply agreement with Medomie Pharma Ltd (“Medomie”), a privately owned pharmaceutical company, for Medomie to commercialize Adzenys and Cotempla in Israel and the Palestinian Authority. In September 2024, we entered into an exclusive collaboration, distribution and supply agreement with Lupin Pharma Canada Ltd (“Lupin”), a subsidiary of global pharmaceutical company Lupin Limited, for Lupin to commercialize Adzenys and Cotempla in Canada. We will supply Adzenys and Cotempla to Medomie and Lupin based on forecasts and provide various product commercialization resources. Medomie and Lupin are responsible for seeking local regulatory approvals and marketing authorizations for both Adzenys and Cotempla, which is expected to occur over the next 24 months. The agreements with Medomie and Lupin represent our first and second international commercial agreements for Adzenys and Cotempla, respectively.

In light of our own business activities and external developments in the biopharmaceutical industry, we regularly review our performance, prospects and risks such as the potential impact to our business resulting from our competitive landscape (i.e., entry of generic competitors, incremental payer pressures, new branded entrants, market events, etc.). These reviews have included consideration of potential partnerships, collaborations, and other strategic transactions such as licensing, acquisitions or divestitures of products, programs or technology to enhance stockholder value. We continue to evaluate potential strategic transactions (inclusive of seeking product licenses and/or acquisitions and potential business combinations), but there can be no guarantee that we will be able to enter into such transactions, and there can be no guarantee that such transactions will achieve our desired goals.

Recent Developments

Major Depressive Disorder Exclusive Commercialization Agreement

Shortly after effectiveness of this registration statement, we anticipate entering into an Exclusive Commercialization Agreement (the “Agreement”) with Fabre-Kramer Holdings, Inc. (“Fabre-Kramer”), pursuant to which we will acquire certain rights and obligations in connection with the commercialization of EXXUA™ (gepirone) extended release tablets, an FDA-approved pharmaceutical indicated for the treatment of Major Depressive Disorder (MDD) in adults, in any formulation and any dosage strength for all current and future indications (the “Product”) at any time before or during the term of the Agreement in the United States of America, its commonwealths, territories, and possessions (the “Territory”). EXXUA is a first-in-class, FDA-approved treatment for MDD with a novel mechanism of action and differentiated clinical profile, and, upon the execution of the Agreement, we intend to launch EXXUA by the end of the second fiscal quarter of 2026 through our commercial team. EXXUA has been extensively studied in over 5,000 patients and represents a new class of therapeutics to compete in the over $22 billion United States prescription MDD market. It can become a very important treatment option for the over 21 million Americans affected by MDD. Over 340 million antidepressant prescriptions were written in 2024 in the United States, yet significant unmet needs remain considering the unacceptable side effects associated with current therapeutics.

As consideration for the Agreement, we will make an upfront cash payment of $3,000,000 to Fabre-Kramer on the effective date of the Agreement. Within forty-five (45) days of the one-year anniversary of the first physical sale of Product in the Territory through a bona fide, arm’s length transaction to distribute the Product into the commercial channel for the purpose of fulfilling the Product prescription demand and subsequent dispensing, we will make a second $3,000,000 payment (the “Second Payment”). The Second Payment may be increased to $5,000,000 if first year Product net sales meet or exceed $35 million. Additionally, we will pay Fabre-Kramer certain milestone payments ranging from $5,000,000 to over $100,000,000 per year based on sales milestones after a certain level of net sales are achieved with a threshold of $100,000,000 in net sales and we will pay 10% of net sales exceeding $1 billion. We will also pay royalty fees throughout the term of the Agreement based on our net sales of the Product as follows: (i) initially 28% of net sales and increasing to 39% if net sales exceed $300 million in any year during the Term until such net sales reach a reduced royalty trigger; and (ii) after reaching such royalty trigger, 24.5% and increasing to 35.5% if net sales exceed the royalty threshold. We will also pay a supply price of 3% of net sales less its cost of goods sold, increasing to 4% of net sales if annual net sales exceed $300 million. The Agreement also contains customary clauses for pharmaceutical commercialization agreements, including, among others, post-marketing trials and obligations, regulatory matters, and indemnification.

The Agreement will be able to be terminated at any time upon mutual agreement between us and Fabre-Kramer. Either party will be able to terminate the Agreement at any time upon written notice for a material default or breach if the material default or breach is not cured within (1) ninety (90) days after written notice or (2) in the case of a breach that cannot be cured within ninety (90) days, within a reasonable period not exceeding one hundred and twenty (120) days after written notice. Additionally, either party will be able to terminate the Agreement at any time upon writing notice if (1) either party withdraws the Product from the market in the Territory for safety reasons or (2)(i) the FDA materially restricts the indications for the Product, or (ii) federal or state pricing controls are imposed that would result in obvious or substantial loss of sales for the Product.

General

In addition, we are in discussions to potentially acquire a novel treatment for a psychiatric condition, but these discussions are in the early stages. Thus, the outcome of these discussions cannot be determined at this time. If agreed upon, we would expect to acquire an FDA-approved, branded treatment for a psychiatric condition through an asset purchase agreement and similarly commercialize it through our commercial infrastructure with largely existing resources and personnel.

We continue to experience inflationary pressures and could experience supply chain disruptions related to the sourcing of raw materials, energy, logistics and labor for a number of reasons, including ongoing geopolitical events. While we do not have sales or operations in Russia or Ukraine and we do not have significant sales or operations in the Middle East, it is possible that the conflicts or actions taken in response, could adversely affect some of our markets and suppliers, economic and financial markets, costs and availability of energy and materials, or cause further supply chain disruptions. Inflationary pressures and supply chain disruptions could be significant across the business throughout fiscal 2025 and into fiscal 2026. Understanding these risks, we have not experienced stock outages for our ADHD products since the launch of those products, and the pediatric product supply has remained adequate to satisfy demand for the preceding four years.

In October 2024, we received a Paragraph IV Certification Notice Letter (“Notice Letter”) from Granules Pharmaceuticals, Inc. (“Granules”), stating that it intends to market a generic version of Adzenys before the expiration of all patents currently listed in the Orange Book. The Notice Letter states that Granules’ New Drug Application (“NDA”) for the generic version of Adzenys contains a Paragraph IV certification alleging that these patents are not valid, not enforceable, and/or will not be infringed by the commercial manufacture, use or sale of the generic version of Adzenys. We timely filed a patent infringement lawsuit on December 11, 2024, against Granules to trigger a stay precluding the FDA from approving Granules’ NDA for a generic version of Adzenys for up to 30 months or entry of judgment holding the patents invalid, unenforceable, or not infringed, whichever occurs first. On January 7, 2025, Granules submitted an answer to the complaint. This litigation is ongoing, and a trial has been scheduled to begin on December 7, 2026. We plan to vigorously enforce our intellectual property rights related to Adzenys.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeds $100 million during such completed fiscal year and the market value of the shares of Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

Our headquarters is located at 7900 East Union Avenue, Suite 920, Denver, Colorado, 80237 and our telephone number is (720) 437-6580. We maintain a website at https://www.aytubio.com. Information on the website is not incorporated by reference and is not a part of this prospectus.

Summary of the Offering

Common Stock to be Offered	1,366,668 shares of our Common Stock, at a public offering price of $1.50 per share.

Prefunded Warrants to be Offered

We are offering 8,233,332 Prefunded Warrants to those purchasers whose purchase of shares of our Common Stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, a lesser percentage or greater percentage up to 19.99%) of our outstanding shares of Common Stock following the consummation of this offering in lieu of the shares of Common Stock that would result in such excess ownership. For each Prefunded Warrant we sell, the number of shares of Common Stock we sell in this offering will be decreased on a one-for-one basis.

Each Prefunded Warrant will be exercisable for one share of Common Stock. The public offering price of each Prefunded Warrant will be equal to the public offering price per share of Common Stock, minus $0.0001, and the remaining exercise price of each Prefunded Warrant will equal $0.0001 per share.

Underwriters’ Option

We have granted a 30-day option to the underwriters to purchase up to 1,440,000 additional shares of Common Stock from us (equal to 15% of the securities issued in this offering) at the public offering price of $1.50, less underwriting discounts and commissions.

Common Stock Outstanding Prior to This Offering	6,170,162 shares of Common Stock

Common Stock Outstanding after This Offering	7,536,830 shares of Common Stock, not including the exercise of the underwriters’ option.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. Assuming we enter into the Agreement, we will use $3 million of the net proceeds for the initial upfront license fee payment pursuant to the Agreement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. See “Use of Proceeds.” Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Market for Common Stock	Our Common Stock is listed on Nasdaq under the symbol “AYTU.”

Risk Factors

An investment in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The total number of shares of Common Stock outstanding after this offering is based on 6,170,162 shares of Common Stock outstanding as of March 31, 2025, but excludes the following as of such date:

●

219,244 shares of our Common Stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $4.53 per share, of which stock options to purchase 93,425 shares of Common Stock were then exercisable, at a weighted average price of $8.05 per share;

●	84 shares of our Common Stock issuable upon the vesting of restricted stock units outstanding;

●	89,784 shares of our Common Stock reserved for future grants of stock options (or other similar equity instruments) under the Aytu BioPharma, Inc. 2023 Equity Incentive Plan;

●	5,897,337 shares of our Common Stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $3.10 per share; and

●	The exercise of the Prefunded Warrants sold in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended June 30, 2024, under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

Risks Related to This Offering and Ownership of Our Securities

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” We currently intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business. We may also use a portion of any net proceeds for acquisitions of, or strategic investments in, complementary businesses, licenses, products, services, or technologies. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase. You may also experience future dilution as a result of future equity offerings.

If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the amount of $1.56 per share of Common Stock, based on a public offering price of $1.50 per share of Common Stock, because such public offering price is substantially higher than the as adjusted net tangible book value per share of the Common Stock. See “Dilution” for additional information.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. In the event that outstanding restricted stock units vest or outstanding warrants are settled, or that we make additional issuances of Common Stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of Common Stock in this offering. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions, may be higher or lower than the price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

We may not enter into the Exclusive Commercialization Agreement with Fabre-Kramer Holdings, Inc.

Although we have entered into a non-binding term sheet with Fabre-Kramer, there is no guarantee that the Agreement will be executed. There is some possibility that we may not consummate the transaction with the Fabre-Kramer; however, we are very likely to do so. We believe that if executed, this product represents a significant opportunity for the Company as a novel treatment for MDD, a condition affecting over 21 million Americans. No assurances can be given that we will successfully identify and evaluate suitable business opportunities. We cannot guarantee that we will be able to negotiate the Agreement on favorable terms or that the Agreement will have the same terms as set forth in the non-binding term sheet.

Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock could occur at any time. The issuance of new shares of our Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

Holders of Prefunded Warrants will have no rights as a common stockholder until such holders exercise their Prefunded Warrants and acquire our Common Stock.

Until holders of Prefunded Warrants acquire shares of our Common Stock upon exercise of the Prefunded Warrants, holders of Prefunded Warrants will have no rights with respect to the shares of our Common Stock underlying such Prefunded Warrants. Upon exercise of the Prefunded Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Absence of a public trading market for the Prefunded Warrants may limit your ability to resell the Prefunded Warrants.

There is no established trading market for the Prefunded Warrants to be issued pursuant to this offering, and they will not be listed for trading on Nasdaq or any other securities exchange or market, and the Prefunded Warrants may not be widely distributed. Purchasers of the Prefunded Warrants may be unable to resell the Prefunded Warrants or sell them only at an unfavorable price for an extended period of time, if at all.

The Prefunded Warrants contain features that may reduce your economic benefit from owning them.

For so long as you continue to hold Prefunded Warrants, you will not be permitted to enter into any short sale or similar transaction with respect to our Common Stock. This could prevent you from pursuing investment strategies that could provide you greater financial benefits from owning the Prefunded Warrant.

Since the Prefunded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Prefunded Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Prefunded Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Prefunded Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We have announced that we have been engaged in discussions with various parties regarding potential strategic transactions and potential financing options. There can be no assurance that this process will result in the pursuit or consummation of any potential transaction, or that any such potential transaction, if implemented, will provide sufficient funding to continue our operations.

We recently announced that we are engaged in discussions with various parties regarding potential strategic transactions and potential financing, which could include a financing, sale or licensing of assets, acquisition, merger, business combination, and/or other strategic transaction or series of related transactions. This process, including any uncertainty created by this process, involves a number of risks which could impact our business and our stockholders, including the following:

●	significant fluctuations in our stock price could occur in response to developments relating to the process or market speculation regarding any such developments;

●

we may encounter difficulties in hiring, retaining and motivating key personnel during this process or as a result of uncertainties generated by this process or any developments or actions relating to it;

●	we may incur substantial increases in general and administrative expense associated with increased legal fees and the need to retain and compensate third-party advisors; and

●

we may experience difficulties in preserving the commercially sensitive information that may need to be disclosed to third parties during this process or in connection with an assessment of our strategic options.

The review process also requires significant time and attention from management, which could distract them from other tasks in operating our business or otherwise disrupt our business. Such disruptions could cause concern to our suppliers, strategic partners or other constituencies and may have a material impact on our business and operating results and volatility in our share price.

There can be no assurance that this process will result in the pursuit or consummation of any potential transaction or strategy, or that any such potential transaction or strategy, if implemented, will provide sufficient funding to conduct our operations. Any outcome of this process would be dependent upon a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, regulatory approvals, and the availability of financing on reasonable terms. The occurrence of any one or more of the above risks could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, may adversely impact us and the value of shares of our Common Stock, Prefunded Warrants and Warrant Shares.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of our Common Stock, Prefunded Warrants and Warrant Shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact our financial performance and the value of our Common Stock, Prefunded Warrants and Warrant Shares. Additionally, states in which we operate or own assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on us and purchasers of our Common Stock, Prefunded Warrants and Warrant Shares is uncertain.

USE OF PROCEEDS

We estimate that the net proceeds that we will receive in the offering will be approximately $12.9 million, or approximately $14.9 million if the underwriters exercise their option to purchase additional shares in full, in each case after the underwriting commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business. We may also use a portion of any net proceeds to support our overall growth trajectory, including for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies, although we do not currently have any agreements or commitments to enter into any material acquisitions or investments. Assuming we enter into the Agreement, we will use $3 million of the net proceeds for the initial upfront license fee payment pursuant to the Agreement. We cannot specify with certainty all of the particular uses for the net proceeds to us from this offering.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of the offering based on our present plans and business condition. The amounts and timing of any expenditure may vary depending on the amount of cash generated by our operations, competitive developments, our rate of growth and inorganic growth opportunities, if any, of our business. Therefore, as of the date of this prospectus, we cannot estimate the exact amounts or timing in respect of any of the purposes for the use of proceeds listed above.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2025, on:

●	an actual basis; and

●

an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Common Stock in this offering at a public offering price of $1.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of 1,366,668 shares of Common Stock and 8,233,332 Prefunded Warrants, and assuming the exercise of the Prefunded Warrants.

The as-adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual terms of this offering determined at the time of pricing as well as our actual expenses. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	March 31, 2025
	Actual (1)	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$18,173	$31,059
Stockholders’ equity:
Common stock: par value $0.0001, 200,000,000 shares authorized; 6,170,162 shares issued and outstanding, actual; 15,770,162 shares issued and outstanding, as adjusted	$1	$2
Additional paid-in capital	348,614	361,499
Accumulated deficit	(313,717)	(313,717)
Total stockholders’ equity	$34,898	$47,784

(1)	Data is derived from our unaudited consolidated financial statements for the quarter ended March 31, 2025.

DILUTION

If you invest in the securities being offered by this prospectus, your interest will be diluted immediately to the extent of the difference between the public offering price per share of Common Stock and as adjusted net tangible book value per share of Common Stock after this offering.

Our historical net tangible book value as of March 31, 2025, was negative $13.8 million or negative $2.24 per share of our Common Stock. Historical net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of our Common Stock outstanding as of March 31, 2025.

After giving effect to the sale of 1,366,668 shares of Common Stock at the price of $1.50 per share of Common Stock and the sale of 8,233,332 of Prefunded Warrants at a price of $1.4999 per Prefunded Warrant, and assuming the exercise of the Prefunded Warrants, after deducting the underwriters discount and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025, would have been approximately negative $0.9 million or approximately negative $0.06 per share. This represents an immediate increase in net tangible book value of approximately $2.18 per share to our existing stockholders and an immediate dilution of approximately $1.56 per share to purchasers of our securities in this offering, as illustrated by the following table:

Public offering price per share of Common Stock		$1.50
Net tangible book value per share as of March 31, 2025, before giving effect to this offering	$(2.24)
Increase in net tangible per share attributable to investors in this offering	$2.18
As adjusted net tangible book value per share, after giving effect to this offering		$(0.06)
Dilution per share to new investors in this offering		$1.56

The total number of shares of our Common Stock outstanding reflected in the discussion and tables above is based on 6,170,162 shares of our Common Stock outstanding as of March 31, 2025, but excludes the following as of such date:

●

219,244 shares of our Common Stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $4.53 per share, of which stock options to purchase 93,425 shares of Common Stock were then exercisable, at a weighted average price of $8.05 per share;

●	84 shares of our Common Stock issuable upon the vesting of restricted stock units outstanding;

●	89,784 shares of our Common Stock reserved for future grants of stock options (or other similar equity instruments) under the Aytu BioPharma, Inc. 2023 Equity Incentive Plan; and

●	5,897,337 shares of our Common Stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $3.10 per share.

To the extent that our outstanding options or warrants are exercised, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements and Risk Factor Summary” and “Risk Factors.” We are not undertaking any obligation to update any forward-looking statements or other statements we may make in the following discussion or elsewhere in this document even though these statements may be affected by events or circumstances occurring after the forward-looking statements or other statements were made. Therefore, no reader of this document should rely on these statements being current as of any time other than the time at which this document is declared effective by the SEC.

Objective

The purpose of the Management Discussion and Analysis (the “MD&A”) is to present information that management believes is relevant to an assessment and understanding of our results of operations and cash flows for the year ended June 30, 2024, and our financial condition as of June 30, 2024. The MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

We are a pharmaceutical company focused on commercializing novel therapeutics. Our strategy is to become a leading pharmaceutical company that improves the lives of patients. We use a focused approach of in-licensing, acquiring, developing and commercializing novel prescription therapeutics in order to continue building our portfolio of revenue-generating products and leveraging our commercial team’s expertise to build leading brands within large therapeutic markets. Our primary focus is on commercializing innovative prescription products that address conditions frequently developed or diagnosed in children, including ADHD. We are focusing our efforts on accelerating the growth of our commercial business and achieving positive operating cash flows. To achieve these goals, we indefinitely suspended active development of our clinical development programs and have wound down and divested unprofitable operations. In conjunction with growing our prescription business we continue to pursue business development to identify novel products that complement our portfolio of prescription brands. To that end, we have agreed to terms to exclusively commercialize a novel antidepressant that has been recently approved by the FDA. We believe that this product represents a significant opportunity for the Company as a novel treatment for MDD, a condition affecting over 21 million Americans.

In the first quarter of fiscal 2025 we completed the previously announced wind down and divestiture of our Consumer Health business, and now operate our business as a single operating and reporting segment. The accounting requirements for reporting the Consumer Health business as discontinued operation were met when the wind down and divestiture was completed on July 31, 2024. Accordingly, our consolidated financial statements for all periods presented reflect the Consumer Health business as a discontinued operation. Our business from continuing operations is focused on our prescription pharmaceutical products sold primarily through third party wholesalers and pharmacies and which primarily consists of two product portfolios. The first, the ADHD Portfolio, consists of two products for the treatment of ADHD: Adzenys and Cotempla. The second, the Pediatric Portfolio, consists primarily of Karbinal, an extended-release first-generation antihistamine suspension containing carbinoxamine indicated to treat numerous allergic conditions, and Poly-Vi-Flor and Tri-Vi-Flor, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. During the fourth quarter of fiscal 2024, we successfully completed the transition of all manufacturing of our ADHD products to a United States-based third-party contract manufacturer to improve the profitability of these products.

In light of our own business activities and external developments in the biopharmaceutical industry, we regularly review our performance, prospects and risks such as the potential impact to our business resulting from our competitive landscape (i.e., entry of generic competitors, incremental payer pressures, new branded entrants, market events, etc.). These reviews have included consideration of potential partnerships, collaborations, and other strategic transactions such as licensing, acquisitions or divestitures of products, programs or technology to enhance stockholder value. We continue to evaluate potential strategic transactions (inclusive of seeking product licenses and/or acquisitions and potential business combinations), but there can be no guarantee that we will be able to enter into such transactions, and there can be no guarantee that such transactions will achieve our desired goals.

Significant Developments

Business Environment

We continue to experience inflationary pressures and could experience supply chain disruptions related to the sourcing of raw materials, energy, logistics and labor for a number of reasons, including ongoing geopolitical events. While we do not have sales or operations in Russia or Ukraine and we do not have significant sales or operations in the Middle East, it is possible that the conflicts or actions taken in response, could adversely affect some of our markets and suppliers, economic and financial markets, costs and availability of energy and materials, or cause further supply chain disruptions. Inflationary pressures and supply chain disruptions could be significant across the business throughout fiscal 2025 and into fiscal 2026. Understanding these risks, we have not experienced stock outages for our ADHD products since the launch of those products, and the pediatric product supply has remained adequate to satisfy demand for the preceding four years.

In October 2024, we received a Notice Letter from Granules, stating that it intends to market a generic version of Adzenys before the expiration of all patents currently listed in the Orange Book. The Notice Letter states that Granules’ NDA for the generic version of Adzenys contains a Paragraph IV certification alleging that these patents are not valid, not enforceable, and/or will not be infringed by the commercial manufacture, use or sale of the generic version of Adzenys. We timely filed a patent infringement lawsuit on December 11, 2024, against Granules to trigger a stay precluding the FDA from approving Granules’ NDA for a generic version of Adzenys for up to 30 months or entry of judgment holding the patents invalid, unenforceable, or not infringed, whichever occurs first. On January 7, 2025, Granules submitted an answer to the complaint. This litigation is ongoing, and a trial has been scheduled to begin on December 7, 2026. We plan to vigorously enforce our intellectual property rights related to Adzenys.

Major Depressive Disorder Exclusive Commercialization Agreement

Shortly after effectiveness of this registration statement, we anticipate entering into the Agreement with Fabre-Kramer, pursuant to which we will acquire certain rights and obligations in connection with the commercialization of the Product at any time before or during the term of the Agreement in the Territory. EXXUA is a first-in-class, FDA-approved treatment for MDD with a novel mechanism of action and differentiated clinical profile, and, upon the execution of the Agreement, we intend to launch EXXUA by the end of the second fiscal quarter of 2026 through our commercial team. EXXUA has been extensively studied in over 5,000 patients and represents a new class of therapeutics to compete in the over $22 billion United States prescription MDD market. It can become a very important treatment option for the over 21 million Americans affected by MDD. Over 340 million antidepressant prescriptions were written in 2024 in the United States, yet significant unmet needs remain considering the unacceptable side effects associated with current therapeutics.

As consideration for the Agreement, we will make an upfront cash payment of $3,000,000 to Fabre-Kramer on the effective date of the Agreement. Within forty-five (45) days of the one-year anniversary of the first physical sale of Product in the Territory through a bona fide, arm’s length transaction to distribute the Product into the commercial channel for the purpose of fulfilling the Product prescription demand and subsequent dispensing, we will make a Second Payment. The Second Payment may be increased to $5,000,000 if first year Product net sales meet or exceed $35 million. Additionally, we will pay Fabre-Kramer certain milestone payments ranging from $5,000,000 to over $100,000,000 per year based on sales milestones after a certain level of net sales are achieved with a threshold of $100,000,000 in net sales and we will pay 10% of net sales exceeding $1 billion. We will also pay royalty fees throughout the term of the Agreement based on our net sales of the Product as follows: (i) initially 28% of net sales and increasing to 39% if net sales exceed $300 million in any year during the Term until such net sales reach a reduced royalty trigger; and (ii) after reaching such royalty trigger, 24.5% and increasing to 35.5% if net sales exceed the royalty threshold. We will also pay a supply price of 3% of net sales less its cost of goods sold, increasing to 4% of net sales if annual net sales exceed $300 million. The Agreement also contains customary clauses for pharmaceutical commercialization agreements, including, among others, post-marketing trials and obligations, regulatory matters, and indemnification.

The Agreement may be terminated at any time upon mutual agreement between us and Fabre-Kramer. Either party may terminate the Agreement at any time upon written notice for a material default or breach if the material default or breach is not cured within (1) ninety (90) days after written notice or (2) in the case of a breach that cannot be cured within ninety (90) days, within a reasonable period not exceeding one hundred and twenty (120) days after written notice. Additionally, either party may terminate the Agreement at any time upon writing notice if (1) either party withdraws the Product from the market in the Territory for safety reasons or (2)(i) the FDA materially restricts the indications for the Product, or (ii) federal or state pricing controls are imposed that would result in obvious or substantial loss of sales for the Product.

In addition, we are in discussions to potentially acquire a novel treatment for a psychiatric condition, but these discussions are in the early stages. Thus, the outcome of these discussions cannot be determined at this time. If agreed upon, we would expect to acquire an FDA-approved, branded treatment for a psychiatric condition through an asset purchase agreement and similarly commercialize it through our commercial infrastructure with largely existing resources and personnel.

ADHD Portfolio

During the fourth quarter of fiscal 2024, we successfully completed the transition of all manufacturing of our ADHD products to a United States-based third-party manufacturer to improve the profitability of these products.

As part of our realization of post-acquisition synergies and product prioritization, we have implemented a portfolio rationalization plan whereby we discontinued or divested five non-core products in our ADHD Portfolio and Pediatric Portfolio: Cefaclor Oral Suspension, Flexichamber, Tussionex, Tuzistra XR, and ZolpiMist. These products, collectively, contributed $0.1 million and $1.6 million in net revenue during the years ended June 30, 2024, and 2023, respectively.

In July 2023, we entered into an exclusive collaboration, distribution and supply agreement with Medomie, a privately owned pharmaceutical company, for Medomie to commercialize Adzenys and Cotempla in Israel and the Palestinian Authority. In September 2024, we entered into an exclusive collaboration, distribution and supply agreement with Lupin, a subsidiary of global pharmaceutical company Lupin Limited, for Lupin to commercialize Adzenys and Cotempla in Canada. We will supply Adzenys and Cotempla to Medomie and Lupin based on forecasts and provide various product commercialization resources. Medomie and Lupin are responsible for seeking local regulatory approvals and marketing authorizations for both Adzenys and Cotempla, which is expected to occur over the next 24 months. The agreements with Medomie and Lupin represent our first and second international commercial agreements for Adzenys and Cotempla, respectively.

Debt and Equity Financings

Eclipse Agreement

In June 2024, we and certain of our subsidiaries entered into the Eclipse Amendment No. 5, with the Eclipse Lender. Under the Eclipse Agreement No. 5, we have two loan agreements, the Eclipse Term Loan and the Eclipse Revolving Loan.

The Eclipse Term Loan consists of a principal amount of $13.0 million, at an interest rate of SOFR plus 7.0%, with a four-year term and a straight-line loan amortization period of seven years, which would provide for a loan balance at the end of the four-year term of $5.6 million to be repaid on June 12, 2028, the maturity date. We used the proceeds of the Eclipse Term Loan and a portion of the proceeds from warrant exercises described below to repay in full a $15.0 million term note.

The Eclipse Revolving Loan allows us to borrow up to $14.5 million at an interest rate of SOFR plus 4.5%. In addition, we are required to pay an unused line fee of 0.5% of the average unused portion of the maximum Eclipse Revolving Loan amount during the immediately preceding month. The ability to make borrowings and obtain advances of the Eclipse Revolving Loan remains subject to a borrowing base and reserve, and availability blockage requirements and the maturity date, as amended, is June 12, 2028.

Equity Financings

In June 2023, we raised gross proceeds of $4.0 million from the issuance of (i) 1,743,695 shares of our common stock, and (ii) in lieu of common stock to certain investors that so chose, pre-funded warrants to purchase 430,217 shares of common stock (the “June 2023 Pre-Funded Warrants”) and (iii), accompanying Tranche A warrants to purchase 2,173,912 shares of common stock at an exercise price of $1.59 (the “Tranche A Warrants”), (iv) and accompanying Tranche B warrants to purchase 2,173,912 shares of common stock at an exercise price of $1.59 (the “Tranche B Warrants”). We received $3.4 million in proceeds net of underwriting fees and other expenses.

In June 2024, the Tranche B Warrants were exercised, generating proceeds of $3.5 million. The Tranche B Warrants were converted into 367,478 shares of common stock and 1,806,434 “pre-funded” warrants to purchase shares of common stock with an exercise price of $0.0001 per share (the “Tranche B Pre-Funded Warrants”). We used a portion of these proceeds as part of the $15.0 million term loan repayment described above.

Results of Operations

The results of operations for the year ended June 30, 2024, compared to the year ended June 30, 2023, is as follows:

	Year Ended
	June 30,
	2024	2023	Change
	(in thousands)
Net revenue	$65,183	$73,799	$(8,616)
Cost of sales	16,129	21,570	(5,441)
Gross profit	49,054	52,229	(3,175)

Operating expenses:
Selling and marketing	22,083	24,231	(2,148)
General and administrative	19,954	25,534	(5,580)
Research and development	2,769	3,979	(1,210)
Amortization of intangible assets	3,683	3,691	(8)
Restructuring costs	2,156	—	2,156
Impairment expense	—	2,730	(2,730)
Gain from contingent consideration	—	(578)	578
Total operating expenses	50,645	59,587	(8,942)
Loss from operations	(1,591)	(7,358)	5,767
Other income, net	870	425	445
Interest expense	(5,059)	(5,149)	90
Derivative warrant liabilities (loss) gain	(4,004)	4,793	(8,797)
Loss on extinguishment of debt	(594)	—	(594)
Loss from continuing operations before income tax expense	(10,378)	(7,289)	(3,089)
Income tax expense	(2,142)	(263)	(1,879)
Net loss from continuing operations	(12,520)	(7,552)	(4,968)
Net loss from discontinued operations, net of tax	(3,324)	(9,499)	6,175
Net loss	$(15,844)	$(17,051)	$1,207

Net Revenue by Portfolio

Net revenue by portfolio for the year ended June 30, 2024, compared to the year ended June 30, 2023, is as follows:

	Year Ended
	June 30,
	2024	2023	Change
	(in thousands)
ADHD Portfolio	$57,784	$46,855	$10,929
Pediatric Portfolio	7,280	25,377	(18,097)
Other	119	1,567	(1,448)
Total net revenue	$65,183	$73,799	$(8,616)

During the year ended June 30, 2024, total net revenue decreased by $8.6 million, or 12% compared to the year ended June 30, 2023. This is primarily due to a $18.1 million decrease in net revenue from our Pediatric Portfolio, which was driven by payer changes that negatively affected prescription coverage, and a $1.4 million decrease that resulted from the discontinuation of certain products. These declines were partially offset by an increase in net revenue from the ADHD Portfolio of $10.9 million, driven by a consistent and reliable supply of our ADHD Portfolio products and strong commercial execution.

Gross Profit

Gross profit and gross profit percentage for the year ended June 30, 2024, compared to the year ended June 30, 2023, were as follows:

	Year Ended
	June 30,
	2024	2023	Change
Gross profit	$49,054	$52,229	$(3,175)
Gross profit percentage	75%	62%	13%

During the year ended June 30, 2024, gross profit decreased by $3.2 million, or 6% compared to the year ended June 30, 2023. Gross profit percentage increased to 75% for the year ended June 30, 2024, compared to 62% for the year ended June 30, 2023. The improvement was primarily due to improvements in the gross margin ADHD Portfolio, which were primarily due to efficiencies in production related to higher demand for Adzenys and Cotempla.

Selling and Marketing

During the year ended June 30, 2024, other selling and marketing expense decreased by $2.1 million, or 9%, compared to the year ended June 30, 2023. The decreases were primarily driven by commission expense based on prescriptions generated by our sales force and commercial marketing program fees that decrease as product sales decreased.

General and Administrative

During the year ended June 30, 2024, general and administrative expense decreased by $5.6 million or 22%, compared to the year ended June 30, 2023. The decrease was primarily a result of ongoing cost-cutting initiatives and operational improvements. We expect general and administrative expense to decrease during fiscal 2025 primarily from reduced costs associated with the successful transition of our ADHD product manufacturing out of our Grand Prairie, Texas-based manufacturing facility to a United States-based CMO.

Research and Development

	Year Ended
	June 30,
	2024	2023	Change
	(in thousands)
Research and development:
AR101	$973	$1,880	$(907)
ADHD	1,743	1,803	(60)
Healight	10	250	(240)
Others	43	46	(3)
Total research and development	$2,769	$3,979	$(1,210)

During the year ended June 30, 2024, research and development expense decreased by $1.2 million, or 30%, compared to the year ended June 30, 2023. Historically, our research and development costs were primarily associated with AR101 and to a lesser extent, the development of Healight and support for our commercialized products. In October 2022, we announced the suspension of the development of AR101 and Healight to focus on our commercial operations. As a result, research and development spending has significantly declined. Research and development spending on AR101 during fiscal 2024 relates primarily to charges to wind down the clinical trial and to minimum expenses required for regulatory filings and maintenance of our AR101 intellectual property, and spending on ADHD relates to regulatory filings and maintenance of our intellectual property. We expect our research and development expenses to slightly decrease in the future as we continue to look for cost savings and focus on commercial operations.

Amortization of Intangible Assets

During the year ended June 30, 2024, amortization expense of intangible assets, excluding amounts included in cost of sales, were relatively consistent compared to the year ended June 30, 2023. We expect amortization expense of intangible assets to remain relatively consistent.

Restructuring Costs

During the year ended June 30, 2023, we recognized $2.2 million of restructuring costs, related to the closure of our Grand Prairie, Texas manufacturing site. We expect restructuring costs to decrease during fiscal 2025 as the majority of our restructuring activities were completed during fiscal 2024. See Note 17 – Restructuring Costs in the accompanying notes to the consolidated financial statements later in this prospectus for further information.

Impairment Expense

During the year ended June 30, 2024, there was no impairment expense recorded except for impairment expense related to exit and disposal activities recorded to the restructuring costs financial statement line item discussed above and we do not anticipate impairment charges during fiscal 2025 at this time.

During the year ended June 30, 2023, we recognized total impairment expense of $2.7 million, which were primarily the result of our increased focus on our commercial efforts in the ADHD Portfolio and Pediatric Portfolio. See Note 7 – Intangible Assets in the accompanying notes to the consolidated financial statements later in this prospectus for further information.

Gain from Contingent Consideration

We fair value our acquisition-related contingent considerations based on our projected results, any changes are reflected through income or expense. During the year ended June 30, 2024, there was no gain from contingent consideration, compared to $0.6 million for the year ended June 30, 2023. The decrease was primarily due to all contingent considerations expiring or winding down during fiscal 2023. As a result, we do not expect any contingent consideration gain or loss in fiscal 2025.

Other Income, Net

During the year ended June 30, 2024, other income, net was $0.9 million or 105% higher compared to the year ended June 30, 2023, primarily due to $0.5 million in other income from insurance proceeds for damaged inventory recorded in the first quarter of fiscal 2024. We expect other income, net to continue to be relatively consistent during fiscal 2025.

Interest Expense

During the year ended June 30, 2024, interest expense was relatively consistent compared to the year ended June 30, 2023. We expect interest expense to decrease during fiscal 2025 due to the extinguishment of our $15.0 million term loan while entering into the $13.0 million Eclipse Term Loan on more favorable terms.

Derivative Warrant Liabilities (Loss) Gain

The fair value of derivative warrant liabilities is calculated using either the Black-Scholes option pricing model or the Monte Carlo simulation model are revalued at each reporting period and changes are reflected through income or expense. For the year ended June 30, 2024, we recognized an unrealized loss of $4.0 million from the fair value adjustment primarily driven by an increase in our stock price during fiscal 2024. For the year ended June 30, 2023, we recognized an unrealized gain of $4.8 million from the fair value adjustment primarily driven by a decrease in our stock price during fiscal 2023.

Loss on Extinguishment of Debt

During the year ended June 30, 2024, we recorded a $0.6 million loss on extinguishment of debt due to the extinguishment of our $15.0 million term loan. We recorded no loss on extinguishment of debt during the year ended June 30, 2023.

Income Tax Expense

For the year ended 2024, there was $2.1 million of income tax expense, which was an effective tax rate of negative 20.6%. This income tax expense was primarily driven by the limitations on losses as a result of Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”), changes in ownership coupled with existing valuation allowances. We expect that income tax expense will increase during fiscal 2025 due primarily to increased profitability.

For the year ended 2023, income tax expense was $0.3 million with an effective tax rate of negative 3.6% and reflecting the full valuation allowance. This income tax expense was primarily driven by the limitations on losses as a result of Section 382 of the IRC changes in ownership coupled with existing valuation allowances and release of the naked credit.

Net Loss from Discontinued Operations, Net of Tax

Net loss from discontinued operations, net of tax is related to the wind down and divestiture of our Consumer Health business that was completed in the first quarter of fiscal 2025. See Note 20 – Discontinued Operations in the accompanying notes to the consolidated financial statements later in this prospectus for further information.

Liquidity and Capital Resources

Cash Flows

The following table sets forth the primary sources and uses of cash for the periods indicated:

	Year Ended
	June 30,
	2024	2023	Change
	(in thousands)
Net cash used in operating activities	$(1,388)	$(5,129)	$3,741
Net cash used in provided by investing activities	$(329)	$(117)	$(212)
Net cash (used in) provided by financing activities	$(1,262)	$8,871	$(10,133)

Net Cash Used in Operating Activities

Net cash used in operating activities during these periods primarily reflected our net losses, partially offset by changes in working capital and non-cash charges including impairment, stock-based compensation expense, gain or loss on derivative warrant liabilities, depreciation, amortization and accretion, adjustments from discontinued operations and other charges.

During the year ended June 30, 2024, net cash used in operating activities totaled $1.4 million. The use of cash was primarily the result of the decrease in accounts payable and accrued liabilities and an increase in inventories, partially offset by positive cash earnings (net loss offset by non-cash items primarily from depreciation, amortization and accretion, stock-based compensation expense, derivative warrant liabilities adjustment, inventory write-down, adjustments from discontinued operations and other certain non-cash adjustments). Additionally, these were partially offset by funds from the Employee Retention Credit program recorded in other operating liabilities and a decrease in accounts receivable, net and a net decrease in various other operating assets and liabilities.

During the fiscal year ended June 30, 2023, net cash used in operating activities totaled $5.1 million. The decrease in net cash used was primarily the result of the decrease in operating loss, and increases in accounts payable and accrued liabilities, partially offset by an increase in accounts receivable, inventory, and prepaid expenses.

Net Cash Used in Investing Activities

Net cash used in investing activities is generally related to our merger and acquisitions as well as purchase of assets to support our operations and disposal of assets related to exit and disposal costs.

Net cash used in investing activities was $0.3 million during the year ended June 30, 2024, and net cash used in investing activities was $0.1 million during the year ended June 30, 2023, which was primarily used for the purchase of various property and equipment.

Net Cash from Financing Activities

Net cash used in financing activities of $1.3 million during the year ended June 30, 2024, was primarily from $15.7 million of payments made related to the extinguishment of our term loan, $2.6 million for fixed payment arrangements and $0.3 million of payments for debt issuance costs. This financing cash used was partially offset by $13.0 million of proceeds from the Eclipse Term Loan, $3.5 million of net proceeds from the issuance of common stock and warrants and $0.9 million of proceeds from our Eclipse Revolving Loan.

Net cash provided by financing activities of $8.9 million during the year ended June 30, 2023, was primarily from $3.4 million of net proceeds from our securities purchase agreement in June 2023, $9.1 million of net proceeds from our August 2022 equity raise, and $2.9 million net proceeds from our sales under the ATM Sales Agreement; partially offset by $2.3 million of net payments made under our revolving credit facility, and fixed payment arrangements totaling $4.3 million.

Capital Resources

Sources of Liquidity

We have obligations related to our loan agreements, milestone payments for licensed products, and manufacturing purchase commitments. We finance our operations through a combination of sales of our common stock and warrants, borrowings under our line of credit facility and from cash generated from operations.

Shelf Registrations

On September 26, 2024, we filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 15, 2024. This shelf registration statement covers the offering, issuance and sale by us of up to an aggregate of $100.0 million of our common stock, preferred stock, debt securities, warrants, rights and units (the “2024 Shelf”). Through the filing date of this Form 10-Q, $100.0 million remains available under the 2024 Shelf. This availability is subject to the SEC’s “baby shelf” limitation as set forth in SEC Instruction I.B.6 limitation to the Form S-3.

Underwriting & Placement Agency Agreements

On June 8, 2023, we entered into a securities purchase agreement with certain institutional investors named therein and a placement agency agreement with Maxim Group LLC, pursuant to which the Company agreed in a best efforts offering to issue and sell to investors in the offering an aggregate of 1,743,695 shares of the Company’s common stock, pre-funded warrants in lieu of shares to purchase 430,217 shares of common stock at an exercise price of $0.0001, accompanying Tranche A warrants to purchase 2,173,912 shares of common stock at an exercise price of $1.59 (the “Tranche A Warrants”), and accompanying Tranche B warrants to purchase 2,173,912 shares of common stock at an exercise price of $1.59 (the “Tranche B Warrants”). The Tranche A Warrants and the Tranche B Warrants may be exercised for either shares of common stock or pre-funded warrants to purchase common stock at a future exercise price of $0.0001 per share in the same form as the pre-funded warrant. The gross proceeds were $4.0 million, and net proceeds were $3.4 million after deducting offering expenses. The offering closed on June 13, 2023. In June 2024, the Tranche B Warrants were exercised, generating proceeds of $3.5 million. The Tranche B Warrants were converted into 367,478 shares of common stock and 1,806,434 pre-funded warrants to purchase shares of common stock with an exercise price of $0.0001 per share (the “Tranche B Pre-Funded Warrants”). We used a portion of these proceeds as part of the $15.0 million term loan repayment that occurred in the fourth quarter of fiscal 2024.

On August 11, 2022, we closed an underwritten public offering, pursuant to which we sold an aggregate of (i) 1,075,290 shares of our common stock, (ii), pre-funded warrants to purchase 87,500 shares of our common stock, and (ii) accompanying warrants to purchase 1,265,547 shares of our common stock. The shares of common stock (or pre-funded warrants) and the accompanying common warrants were issued separately but could only be purchased together. The combined public offering price for each share of common stock and accompanying common warrant was $8.60, and the combined offering price for each pre-funded warrant and accompanying common warrant is $8.58, which equals the public offering price per share of the common stock and accompanying common warrant, less the $0.001 per share exercise price of each pre-funded warrant. The pre-funded warrants were exercised in full in August 2022. The common warrants are exercisable at any time after the date of issuance for a period of five years from the date such common warrants are first exercisable. The number of shares of common stock issuable upon exercise of the common warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. The Company received gross proceeds of $10.0 million and net proceeds were $9.1 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Avenue Capital Agreement

On January 26, 2022, we entered into the Avenue Capital Agreement, pursuant to which the Company received $15.0 million term loan. In the fourth quarter of fiscal 2024, we repaid this term loan in full with proceeds from the Eclipse Term Loan and a portion of the proceeds from the exercise of the Tranche B Warrants.

Eclipse Agreement

In June 2024, we and certain of our subsidiaries entered into the Eclipse Amendment No. 5, with the Eclipse Lender. Under the Eclipse Agreement No. 5, we have two loan agreements, the Eclipse Term Loan and the Eclipse Revolving Loan.

The Eclipse Term Loan consists of a principal amount of $13.0 million, at an interest rate of SOFR plus 7.0%, with a four-year term and a straight-line loan amortization period of seven years, which would provide for a loan balance at the end of the four-year term of $5.6 million to be repaid on June 12, 2028, the maturity date. We used the proceeds of the Eclipse Term Loan and a portion of the proceeds from warrant exercises described below to repay in full a $15.0 million term note.

The Eclipse Revolving Loan allows us to borrow up to $14.5 million at an interest rate of SOFR plus 4.5%. In addition, we are required to pay an unused line fee of 0.5% of the average unused portion of the maximum Eclipse Revolving Loan amount during the immediately preceding month. The ability to make borrowings and obtain advances of the Eclipse Revolving Loan remains subject to a borrowing base and reserve, and availability blockage requirements and the maturity date, as amended, is June 12, 2028.

Contractual Obligations, Commitments and Contingencies

As a result of our acquisitions and licensing agreements, we are contractually and contingently obliged to pay, when due, various fixed and contingent milestone payments. See Note 18 – Commitments and Contingencies in the accompanying notes to the consolidated financial statements later in this prospectus for further information.

In May 2022, we entered into an agreement with Tris to terminate the License, Development, Manufacturing and Supply Agreement dated November 2, 2018, related to Tuzistra (the “Tuzistra License Agreement”). Pursuant to such termination, as of June 30, 2024, we have accrued a settlement liability of $6.2 million payable to Tris, with a provision that allows us to pay interest on any principal amounts due but remaining unpaid past July 2024.

Upon closing of the acquisition of a line of prescription pediatric products from Cerecor, Inc. in October 2019, we assumed payment obligations that require us to make fixed and product milestone payments. As of June 30, 2024, up to $2.1 million of fixed and product milestone payments remain to be paid through 2026 and are expected to be paid from the revenue generated by Karbinal.

In connection with our acquisition of the assets from Rumpus VEDS, LLC, Rumpus Therapeutics, LLC, Rumpus Vascular, LLC (collectively, “Rumpus”), and only if we resume and ultimately complete clinical development of AR101 and gain regulatory clearances to commercialize the product in multiple markets around the world, we may be required to pay up to $67.5 million in regulatory and commercial-based earn-out payments to Rumpus, which are primarily paid against commercial milestone achievements. Under the licensing agreement with Denovo Biopharma LLC (“Denovo”), we made a payment of $0.6 million for a license fee in April 2022. In addition, upon the achievement of regulatory and commercial milestones, we may be required to pay up to $101.7 million. Under the licensing agreement with Johns Hopkins University (“JHU”), upon achievement of regulatory and commercial milestone, we may be required to pay up to $1.6 million to JHU. In fiscal 2022, two milestones payable to Rumpus were achieved totaling $4.0 million, which were paid in 109,447 shares of common stock and $2.6 million in cash. The Company also assumed the responsibility for royalties of 3.0% of net revenue from the product, with a minimum of $20,000 per year, and upon the achievement of certain regulatory and commercial milestones, up to $1.6 million. With clinical development currently suspended, only if and when we resume and ultimately complete clinical development of AR101, are substantially all milestones payable to these parties.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of any contingent assets and liabilities at the date of the consolidated financial statements, as well as reported revenue and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 – Summary of Significant Accounting Policies in the accompanying notes to the consolidated financial statements later in this prospectus for further information, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements and notes thereto.

Revenue Recognition

We generate revenue from continuing operations from product sales through our ADHD Portfolio and our Pediatric Portfolio. We evaluate our contracts with customers to determine revenue recognition using the following five-step model: (1) identify the contract with the customer; (2) identify the performance obligations and if they are distinct; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) a performance obligation is satisfied.

Net product sales consist of sales of prescription pharmaceutical products, principally to a limited number of wholesale distributors and pharmacies in the United States. Prescription product revenue is recognized at the point in time that control of the product transfers to the customer in accordance with shipping terms (i.e., upon delivery), which is generally “free-on-board” destination when shipped domestically within the United States and “free-on-board” shipping point when shipped internationally consistent with the contractual terms.

We make estimates of the net sales price, including estimates of variable consideration to be incurred on the respective product sales (known as “Gross to Net” adjustments). Significant judgement is required in estimating Gross to Net adjustments considering legal interpretations of applicable laws and regulations, historical experience, payer channel mix, current contract prices under applicable programs, unbilled claims, processing time lags and inventory levels in the distribution channel.

The Gross to Net adjustments includes:

●	Savings offers. The Company offers savings programs for its patients covered under commercial payor plans in which the cost of a prescription to such patients is discounted.

●	Prompt payment discounts. Prompt payment discounts are based on standard provisions of wholesalers’ services.

●	Wholesale distribution fees. Wholesale distribution fees are based on definitive contractual agreements for the management of the Company’s products by wholesalers.

●

Rebates. The Rx Portfolio products are subject to commercial managed care and government (i.e. Medicaid) programs whereby discounts and rebates are provided to participating managed care organizations and federal and/or state governments. Calculations related to rebate accruals are estimated based on historical information from third-party providers.

●

Wholesaler chargebacks. The Rx Portfolio products are subject to certain programs with wholesalers whereby pricing on products is discounted below wholesaler list price to participating entities. These entities purchase products through wholesalers at the discounted price, and the wholesalers charge the difference between their acquisition cost and the discounted price back to the Company following the product purchases of the wholesalers’ end customers.

●

Returns. Wholesalers’ contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting six months prior to expiry date to twelve months post expiry date. The Company analyzes return data available from sales since inception date to determine a reliable return rate.

Savings offers, rebates and wholesaler chargebacks reflect the terms of underlying agreements, which may vary. Accordingly, actual amounts will depend on the mix of sales by product and contracting entity. Future returns may not follow historical trends. Our periodic adjustments of our estimates are subject to time delays between the initial product sale and ultimate reporting and settlement of deductions. We continually monitor these provisions and do not believe variances between actual and estimated amounts have been material.

Impairment of Long-lived Assets

We assess impairment of long-lived assets annually and when events or changes in circumstances indicates that their carrying value amount may not be recoverable. Long-lived assets consist of property and equipment, net and other intangible assets, net. Circumstances which could trigger a review include but are not limited to: (i) significant decreases in the market price of the asset; (ii) significant adverse changes in the business climate or legal or regulatory factors; (iii) changes in business plans or (iv) expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. If the estimated future undiscounted cash flows, excluding interest charges, from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. Such estimates involve projections of future sales and costs, which may vary from actual results. Declines in the outlook for the related products, particularly soon after fair-value measurement upon acquisition or prior impairment, can negatively impact our ability to recover the carrying value and can result in an impairment charge.

Our strategy is to continue building our portfolio of revenue-generating products by leveraging our commercial team’s expertise to build leading brands within large therapeutic markets. As a result of focusing on building the portfolio of revenue-generating prescription products, we decided to abandon active development of our NT0502 (N-desethyloxybutynin), a new chemical entity that is being developed for the treatment of sialorrhea, which is excessive salivation or drooling. During the year ended June 30, 2023, we incurred an impairment charge of $2.6 million related to NT0502 and have terminated the licensing agreement. We also terminated the license agreement with Cedars-Sinai Medical Center surrounding the Healight technology platform as an additional result of terminating the development of the Healight program.

During the year ended June 30, 2024, related to the closure of our Grand Prairie, Texas manufacturing facility we recorded restructuring costs totaling $2.2 million related to severance costs and the abandonment of our leased manufacturing facility, equipment and other assets. The restructuring costs have been recorded in restructuring costs on the consolidated statements of operations.

Warrants

Equity classified warrants are valued using a Black-Scholes option pricing model at issuance and are not remeasured. Liability classified warrants are carried at fair value using either the Black-Scholes option pricing model or the Monte Carlo simulation model. Changes in the fair value of liability classified warrants in subsequent periods are recorded as a gain or loss on remeasurement and reported as a component of cash flows from operations.

DESCRIPTION OF SECURITIES

We are offering 1,366,668 shares of our Common Stock and 8,233,332 Prefunded Warrants to those purchasers whose purchase of shares of our Common Stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, a lesser percentage or greater percentage up to 19.99%) of our outstanding shares of Common Stock following the consummation of this offering in lieu of the shares of Common Stock that would result in such excess ownership. For each Prefunded Warrant we sell, the number of shares of Common Stock we sell in this offering will be decreased on a one-for-one basis.

We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Prefunded Warrants offered hereby. The following descriptions of our Common Stock and Prefunded Warrants and certain provisions of our Certificate of Incorporation, our by-laws and Delaware law are summaries. You should also refer to our Certificate of Incorporation and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

We are authorized to issue 250,000,000 shares of our capital stock consisting of (a) 200,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2025, 6,170,162 shares of our Common Stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

The description of our Common Stock is incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 26, 2024. Our Common Stock is traded on Nasdaq under the symbol “AYTU.” The transfer agent and registrar for our Common Stock is Direct Transfer, LLC. The transfer agent’s address is One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603.

Prefunded Warrants

The following summary of certain terms and provisions of the Prefunded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Prefunded Warrants, the forms of which are filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of warrant for a complete description of the terms and conditions of the warrants.

Exercisability. The Prefunded Warrants are exercisable at any time after their original issuance until they are exercised in full. The holder may elect to exercise the Prefunded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Prefunded Warrants, as applicable. No fractional shares of Common Stock will be issued in connection with the exercise of a Prefunded Warrant. In lieu of fractional shares, we will at our discretion, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Prefunded Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% or 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Prefunded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Prefunded Warrants is $0.0001 per share. The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events.

Transferability. Subject to applicable laws, the Prefunded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Prefunded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Prefunded Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Prefunded Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Prefunded Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the Prefunded Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Prefunded Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, the holders of the Prefunded Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The Prefunded Warrants are governed by New York law.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●

at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●

an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, these provisions include:

●

the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	allowing for the creation of a staggered board of directors;

●	eliminating the ability of stockholders to call a special meeting of stockholders; and

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

Limitation on Directors’ Liability; Indemnification

Our bylaws contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by our board of directors. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

UNDERWRITING

We have entered into an underwriting agreement with Lake Street Capital Markets LLC (the “Representative”) acting as the representative of the underwriters listed in the table below. We refer to the several underwriters listed in the table below collectively as the “underwriters.” Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our Common Stock or Prefunded Warrants in lieu thereof. Our Common Stock trades on Nasdaq under the symbol “AYTU.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase from us, the respective number of securities set forth opposite its name below:

Underwriters	Number of Shares	Number of Prefunded Warrants
Lake Street Capital Markets LLC	1,127,502	6,792,499
Maxim Group LLC	239,166	1,440,833
Total	1,366,668	8,233,332

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of Common Stock and Prefunded Warrants offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of Common Stock and all the Prefunded Warrants offered hereby if any of the shares or Prefunded Warrants are purchased.

Certain of our existing stockholders, officers, and directors plan to participate in this offering on the same terms as other investors.

We have granted the underwriters an option to purchase up to an additional 1,440,000 shares of Common Stock from us at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option at any time and from time to time, in whole or in part, during the 30-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriters propose to offer the securities we are offering pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price (less a concession) not in excess of $0.105 per share of Common Stock or $0.104993 per Prefunded Warrant. After this offering, the public offering price and concession may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the securities to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be 7.0% of the gross proceeds of this offering, or $0.105 per share of Common Stock and $0.104993 per Prefunded Warrant.

We have also agreed to reimburse the Representative for certain out-of-pocket expenses actually incurred, including legal fees and disbursements or any legal counsel, in an aggregate amount not to exceed $125,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming (i) both the exercise and non-exercise of the underwriters’ option to purchase additional shares of Common Stock we have granted to the underwriters, and (ii) that no Prefunded Warrants have been issued in this offering):

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$1.50	$14,400,000	$16,560,000
Underwriting discounts and commissions paid by us	$0.105	$1,008,000	$1,159,200

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock, except for registration statements on Form S-8, without the prior written consent of the Representative for a period of 90 days following the date of this prospectus (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our Common Stock sold in this offering, (ii) the issuance of shares of our Common Stock upon the exercise of outstanding options or warrants, the vesting of restricted stock awards or units, or the conversion of outstanding convertible securities, (iii) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units or shares of Common Stock pursuant to existing equity incentive plans and (iv) the issuance of equity securities in connection with bona fide mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions provided that the aggregate number of shares of Common Stock or convertible securities that the Company may sell or issue in connection therewith may not exceed 5% of the total number of issued and outstanding shares of Common Stock immediately following this offering, and provided further that any recipients sign a lock-up agreement on the same terms as the Company’s directors, officers, and stockholders.

In addition, each of our directors, executive officers and certain of our stockholders has entered into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors, executive officers and certain of our stockholders may not, directly or indirectly, sell, assign, transfer, swap, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the Representative, for a period of 90 days from the closing date of this offering with certain limited exceptions. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors, executive officers and certain of our stockholders are subject to exceptions for transfers (i) as a bona fide gift or gifts, (ii) by operation of law, including pursuant to a qualified domestic relations order or divorce settlement, (iii) to immediate family members, (iv) to any trust for the direct or indirect benefit of the director, officer or stockholder or his, her, or its immediate family, (v) to any beneficiary pursuant to a will or other testamentary document or applicable laws of descent, or (vi) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the director, officer or stockholder or his, her, or its immediate family; provided that, (x) prior to each of the foregoing transfers, the Representative shall have received an executed lock-up agreement from the donee, trustee, distributee or transferee, as applicable, (y) no such transfer may involve a disposition for value, and (z) the transfers (other than under clauses (ii) and (v) above) is not required to be reported as a reduction in beneficial ownership in any public report, announcement, or filing made or to be made with the SEC during the lock-up period, and the officer, director, or stockholder does not otherwise voluntarily report such transfer. Each officer, director and stockholder shall be immediately and automatically released from all restrictions and obligations under the lock up agreement in the event that he or she ceases to be a director, officer or stockholder of our company and has no further reporting obligations under Section 16 of the Exchange Act.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of Offering Price

The actual offering price of the Securities were negotiated between us, the underwriter and the investors in the offering based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Direct Transfer, LLC, whose address is One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603.

Listing

Our Common Stock is traded on Nasdaq under the symbol “AYTU.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●

Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. A short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that they may purchase by exercising its option to purchase additional shares. If the underwriters sell shares in excess of the number of shares the underwriters are entitled to purchase by exercising their option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●

Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their options to purchase additional shares. The underwriters may close out any covered short position by either exercising their options to purchase additional shares and/or purchasing shares in the open market. A naked short position can only be closed out by buying shares in the open market.

●

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Common Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area - Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

New Zealand

The shares of Common Stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

●

to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

●

in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax considerations applicable to a non-U.S. holder (as defined below) arising from and relating to the acquisition, ownership and disposition of our Common Stock acquired pursuant to this offering, the acquisition, ownership and disposition of Prefunded Warrants acquired pursuant to this offering, and the acquisition, ownership and disposition of Warrant Shares received upon exercise of the Prefunded Warrants. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a non-U.S. holder arising from or relating to the acquisition, ownership and disposition of our Common Stock, Prefunded Warrants or Warrant Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular non-U.S. holder that may affect the U.S. federal income tax consequences to such non-U.S. holder, including, without limitation, specific tax consequences to a non-U.S. holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular non-U.S. holder. This summary does not address the U.S. federal alternative minimum tax, U.S. federal net investment income tax, U.S. federal estate and gift tax, U.S. state and local tax, or non-U.S. tax consequences to non-U.S. holders of the acquisition, ownership and disposition of our Common Stock, Prefunded Warrants or Warrant Shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each prospective non-U.S. holder should consult his, her or its own tax advisors regarding the U.S. federal, state, local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of our Common Stock, Prefunded Warrants and Warrant Shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our Common Stock, Prefunded Warrants or Warrant Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this summary.

This discussion is based on current provisions of the IRC, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership or other pass-through entity) of our Common Stock, Prefunded Warrants or Warrant Shares, as applicable, that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion assumes that each non-U.S. holder holds our Common Stock, Prefunded Warrants or Warrant Shares, as applicable, as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the IRC. This discussion does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

●	banks, insurance companies or other financial institutions;

●	brokers or dealers in securities;

●	tax-exempt organizations and tax-qualified retirement plans;

●	pension plans, including “qualified foreign pension funds” as defined in Section 897(l)(2) of the IRC and entities all of the interests of which are held by qualified foreign pension funds;

●	persons deemed to sell our Common Stock, Prefunded Warrants or Warrant Shares under the constructive sale provisions of the IRC;

●	persons who acquire our Common Stock, Prefunded Warrants or Warrant Shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation for their services;

●

owners that hold our Common Stock, Prefunded Warrants or Warrant Shares as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or who have elected to mark securities to market;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax, and shareholders therein;

●	corporations organized outside the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

●	non-U.S. governments;

●	persons subject to special tax accounting rules;

●	persons that own, or are deemed to own, more than five percent (by voting power or value) of our Common Stock, Prefunded Warrants and/or Warrant Shares (other than as expressly provided below);

●	real estate investment trusts or regulated investment companies; and

●	certain U.S. expatriates, former citizens and former long-term residents of the United States.

This discussion also does not address the tax treatment of entities or arrangements classified as partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons who hold our Common Stock, Prefunded Warrants or Warrant Shares through partnerships or such other pass-through entities. The tax treatment of partners of such partnerships or owners of such pass-through entities generally will depend upon the status of each partner or owner and the activities of the applicable partnership or other pass-through entity. Partnerships and other pass-through entities that will hold shares of our Common Stock, Prefunded Warrants or Warrant Shares, and the partners in such partnerships and other pass-through entities should consult their own tax advisors regarding the tax consequences of the acquisition, ownership and disposition of our Common Stock, Prefunded Warrants or Warrant Shares.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT, AND IS NOT INTENDED TO BE, LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK, PREFUNDED WARRANTS AND WARRANT SHARES.

Treatment of Prefunded Warrants

Although it is not entirely free from doubt, a Prefunded Warrant should be treated as a share of a separate class of our common stock for U.S. federal income tax purposes and a holder of Prefunded Warrants should generally be taxed in the same manner as a holder of our Common Stock as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Prefunded Warrant and, upon exercise, the holding period of a Warrant Share received upon exercise of a Prefunded Warrant should generally include the holding period of such Prefunded Warrant. Similarly, the tax basis of the Prefunded Warrant should carry over to the Warrant Share received upon exercise increased by the exercise price of $0.0001. However, such characterization is not binding on the IRS, and the IRS may treat the Prefunded Warrants as warrants to acquire our Common Stock. Each non-U.S. holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of a Prefunded Warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

In certain limited circumstances, a non-U.S. holder may be permitted to undertake a cashless exercise of Prefunded Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Prefunded Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Prefunded Warrant described in the preceding paragraph. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Prefunded Warrants.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of our Common Stock, Prefunded Warrants and Warrant Shares

Distributions

If we make distributions in respect of our Common Stock, Prefunded Warrants or Warrant Shares, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s capital, up to the non-U.S. holder’s tax basis in our Common Stock, Prefunded Warrants or Warrant Shares, as applicable (and will reduce the non-U.S. holder’s basis in our Common Stock, Prefunded Warrants or Warrant Shares, but not below zero). Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock, Prefunded Warrants, or Warrant Shares.” Any dividends paid to a non-U.S. holder with respect to our Common Stock, Prefunded Warrants or Warrant Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable tax treaty if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, unless the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the United States. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we are a USRPHC (as defined below) and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Dividends that are effectively connected with the conduct of a trade or business within the United States and includible in the non-U.S. holder’s gross income are not subject to the withholding tax (assuming proper certification as described above), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Stock, Prefunded Warrants or Warrant Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a non-U.S. holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock, Prefunded Warrants, or Warrant Shares

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale, exchange or other disposition of our Common Stock, Prefunded Warrants or Warrant Shares unless:

●

the gain is effectively connected with a U.S. trade or business carried on by the non-U.S. holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the non-U.S. holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

●

the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition (as such days are calculated for U.S. federal income tax purposes) and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

●

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of our Common Stock, Prefunded Warrants or Warrant Shares, as applicable. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market as determined under applicable Treasury Regulations (the “Regularly Traded Exception”), our Common Stock (including the Warrant Shares) will be treated as a U.S. real property interest only if a non-U.S. holder actually (directly or indirectly) or constructively under certain attribution rules holds or has held more than five percent of such regularly traded Common Stock (including the Warrant Shares) at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our Common Stock (including the Warrant Shares) (a “5% Shareholder”). However, no assurance can be provided that our Common Stock (including the Warrant Shares) will be considered to be regularly traded on an established securities market for purposes of the rules described above. Special rules may apply to non-U.S. holders of Prefunded Warrants, who should consult their own tax advisors. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rule described above. Accordingly, we can provide no assurances that our Common Stock, Prefunded Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges or otherwise disposes of such securities. If we are determined to be a USRPHC and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to U.S. persons (as defined in the IRC). The determination of whether a non-U.S. holder is a 5% Shareholder and the potential application of the Regularly Traded Exception is complex and subject to uncertainty. Non-U.S. holders should consult with their own tax advisors regarding such determinations and the consequences of these rules on their investment.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on our Common Stock, Prefunded Warrants or Warrant Shares, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our Common Stock, Prefunded Warrants or Warrant Shares, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.

We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our Common Stock, Prefunded Warrants or Warrant Shares that is transacted within the United States or conducted through certain United States-related brokers generally will be subject to backup withholding or information reporting unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock, Prefunded Warrants or Warrant Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. The United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.

FATCA

Withholding taxes may be imposed under Sections 1471 to 1474 of the IRC (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends) on, or, subject to the proposed U.S. Treasury Regulations discussed below, gross proceeds from the disposition of, our Common Stock, Prefunded Warrants or Warrant Shares paid to or through a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the IRC), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the IRC) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the IRC), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the non-U.S. holder satisfies the holder’s own FATCA obligations.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our Common Stock, Prefunded Warrants or Warrant Shares, and subject to proposed U.S. Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of our Common Stock, Prefunded Warrants or Warrant Shares. The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our Common Stock, Prefunded Warrants or Warrant Shares. There can be no assurance that the proposed U.S. Treasury Regulations will be finalized in their present form.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to an investment in our Common Stock, Prefunded Warrants or Warrant Shares, including the applicability of any intergovernmental agreements.

The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of acquiring, holding and disposing of our Common Stock, Prefunded Warrants or Warrant Shares, including the consequences of any proposed changes in applicable laws.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP of Denver, Colorado. Sullivan & Worcester of New York, New York is acting as counsel for Lake Street Capital Markets LLC in connection with certain legal matters related to this offering.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access these filings through our website at https://www.aytubio.com.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement, along with our most recent annual report on Form 10-K, subsequent reports on Form 10-Q and current reports on Form 8-K, as well as other filings that we make with the SEC, are also available on our Internet website, https://www.aytubio.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus (other than information furnished and not filed under Item 2.02 or Item 7.01 of any current reports on Form 8-K):

●	our Annual Report on Form 10-K for the year ended June 30, 2024, as filed with the SEC on September 26, 2024;

●	our Quarterly Report on Form 10-Q for the three months ended September 30, 2024, as filed with the SEC on November 13, 2024;

●	our Quarterly Report on Form 10-Q for the three months ended December 31, 2024, as filed with the SEC on February 12, 2025;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, as filed with the SEC on May 14, 2025;

●	our Current Reports on Form 8-K filed with the SEC on November 13, 2024, and May 21, 2025;

●	our definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2025; and

●

The description of our Common Stock filed as Exhibit 4.9 to our Annual Report on Form 10-K (File No. 001-38247) for the fiscal year ended June 30, 2022, filed with the SEC on September 27, 2022, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Aytu BioPharma, Inc.
7900 East Union Avenue, Suite 920
Denver, Colorado 80237
(720) 437-6580
Attn: Ryan Selhorn
rselhorn@aytubio.com

Copies of these filings are also available through the “Investors” section of our website at https://www.aytubio.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Aytu BioPharma, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Aytu BioPharma, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of June 30, 2024, and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the United States federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Variable consideration related to certain gross to net adjustments

As described further in Note 2 to the financial statements, the Company estimates adjustments to the transaction price of certain product sales (“Gross to Net” adjustments). Certain Gross to Net adjustments involve the use of significant assumptions and judgments to develop the estimate. The most significant assumption used in the ADHD Portfolio savings offers Gross to Net adjustment is the inventory levels in the distribution channel as of the balance sheet date. We identified the ADHD Portfolio savings offerings Gross to Net adjustment as a critical audit matter.

The principal considerations for our determination that the ADHD Portfolio savings offerings Gross to Net adjustment is a critical audit matter are (a) the inherent limitations over management’s visibility and insight into the underlying details of the source data, which requires management to depend and rely on external data from multiple sources and (b) the extent to which the external data is used by management to develop the estimate of the ADHD Portfolio savings offerings Gross to Net adjustment.

Our audit procedures related to this critical audit matter included the following, among others:

(i)	We evaluated the relevance and reliability of the external data used by management to develop the estimate of inventory levels in the distribution channel as of the balance sheet date.

(ii)

We evaluated the reasonableness of the identified significant assumption related to inventory levels in the distribution channel to determine the ADHD Portfolio savings offers Gross to Net adjustment by comparing to external data.

(iii)

We tested the overall reasonableness of the ADHD Portfolio savings offers Gross to Net adjustment as of the balance sheet date by developing an expectation for comparison to actual subsequent payments.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Denver, Colorado

September 26, 2024, except for the effects of discontinued operations discussed in Note 20 to the consolidated financial statements, as to which the date is April 28, 2025

AYTU BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$20,006	$22,985
Accounts receivable, net	23,526	28,728
Inventories	12,141	8,508
Prepaid expenses and other current assets	5,097	5,427
Current assets of discontinued operations	1,121	5,431
Total current assets	61,891	71,079
Non-current assets:
Property and equipment, net	693	1,779
Operating lease right-of-use assets	829	1,828
Intangible assets, net	52,453	57,441
Other non-current assets	2,185	2,454
Non-current assets of discontinued operations	44	1,882
Total non-current assets	56,204	65,384
Total assets	$118,095	136,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,314	$12,549
Accrued liabilities	38,143	45,962
Revolving credit facility	2,395	1,563
Current portion of debt	1,857	85
Other current liabilities	8,962	7,090
Current liabilities of discontinued operations	557	1,766
Total current liabilities	62,228	69,015
Non-current liabilities:
Debt, net of current portion	10,877	14,713
Derivative warrant liabilities	12,745	6,403
Other non-current liabilities	4,529	6,975
Total non-current liabilities	28,151	28,091

Commitments and contingencies (note 18)

Stockholders’ equity
Preferred stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.0001; 200,000,000 shares authorized; 5,972,638 and 5,517,174 shares issued and outstanding, respectively	1	1
Additional paid-in capital	347,688	343,485
Accumulated deficit	(319,973)	(304,129)
Total stockholders’ equity	27,716	39,357
Total liabilities and stockholders’ equity	$118,095	$136,463

The accompanying notes to the consolidated financial statements are an integral part of this statement.

AYTU BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended
	June 30,
	2024	2023
Net revenue	$65,183	$73,799
Cost of sales	16,129	21,570
Gross profit	49,054	52,229

Operating expenses:
Selling and marketing	22,083	24,231
General and administrative	19,954	25,534
Research and development	2,769	3,979
Amortization of intangible assets	3,683	3,691
Restructuring costs	2,156	—
Impairment expense	—	2,730
Gain from contingent consideration	—	(578)
Total operating expenses	50,645	59,587
Loss from operations	(1,591)	(7,358)
Other income, net	870	425
Interest expense	(5,059)	(5,149)
Derivative warrant liabilities (loss) gain	(4,004)	4,793
Loss on extinguishment of debt	(594)	—
Loss from continuing operations before income tax expense	(10,378)	(7,289)
Income tax expense	(2,142)	(263)
Net loss from continuing operations	(12,520)	(7,552)
Net loss from discontinued operations, net of tax	(3,324)	(9,499)
Net loss	$(15,844)	$(17,051)

Basic and diluted weighted-average common shares outstanding	5,537,957	3,339,906

Basic and diluted net loss from continuing operations per share	$(2.26)	$(2.26)
Basic and diluted net loss from discontinued operations, net of tax per share	$(0.60)	$(2.84)
Basic and diluted net loss per share	$(2.86)	$(5.11)

The accompanying notes to the consolidated financial statements are an integral part of this statement.

AYTU BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, June 30, 2022	1,928,941	$—	$331,386	$(287,078)	$44,308
Stock-based compensation expense	(18,180)	—	6,046	—	6,046
Issuance of common stock, net of $1,004 issuance cost	3,606,413	1	6,053	—	6,054
Net loss	—	—	—	(17,051)	(17,051)
Balances, June 30, 2023	5,517,174	1	343,485	(304,129)	39,357
Stock-based compensation expense	14,250	—	2,913	—	2,913
Issuance of common stock from exercise of warrants	441,214	—	1,290	—	1,290
Net loss	—	—	—	(15,844)	(15,844)
Balances, June 30, 2024	5,972,638	$1	$347,688	$(319,973)	$27,716

The accompanying notes to the consolidated financial statements are an integral part of this statement.

AYTU BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(15,844)	$(17,051)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation, amortization and accretion	6,725	7,699
Stock-based compensation expense	2,373	5,722
Derivative warrant liabilities loss (gain)	4,004	(4,793)
Amortization of debt discount and issuance costs	597	559
Inventory write-down	1,189	232
Impairment expense	—	2,730
Gain from contingent consideration	—	(578)
Non-cash loss on extinguishment of debt	400	—
Other non-cash adjustments	471	(30)
Non-cash adjustments from discontinued operations	3,357	6,180
Changes in operating assets and liabilities:
Accounts receivable, net	5,201	(7,239)
Inventories	(4,821)	(3,491)
Prepaid expenses and other current assets	329	41
Accounts payable	(2,076)	3,091
Accrued liabilities	(9,161)	4,414
Other operating assets and liabilities, net	3,801	(1,805)
Changes in operating assets and liabilities from discontinued operations	2,067	(810)
Net cash used in operating activities	(1,388)	(5,129)

Cash flows from investing activities:
Other investing activities	(329)	(117)
Net cash used in investing activities	(329)	(117)

Cash flows from financing activities:
Net proceeds from issuance of common stock and warrants	3,467	15,575
Payment made to fixed payment arrangement	(2,566)	(4,266)
Net proceeds (payments) made on revolving credit facility	832	(2,250)
Payments made to borrowings	(15,722)	(96)
Proceeds from borrowings	13,000	—
Payment for debt issuance costs	(273)	(92)
Net cash (used in) provided by financing activities	(1,262)	8,871

Net change in cash and cash equivalents	(2,979)	3,625
Cash and cash equivalents at beginning of period	22,985	19,360
Cash and cash equivalents at end of period	$20,006	$22,985

Supplemental disclosure of cash flows information:
Cash paid for interest	$4,039	$3,812
Cash paid for income taxes	$1,608	$—
Non-cash investing and financing activities:
Other non-cash investing and financing activities	$787	$147

The accompanying notes to the consolidated financial statements are an integral part of this statement.

AYTU BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business and Financial Condition

Aytu BioPharma, Inc. (“Aytu,” the “Company,” “we,” “us,” or “our”), is a pharmaceutical company focused on commercializing novel therapeutics. The Company was originally incorporated as Rosewind Corporation on August 9, 2002, in the state of Colorado and was re-incorporated as Aytu BioScience, Inc. in the state of Delaware on June 8, 2015. Following the acquisition of Neos Therapeutics, Inc. (“Neos”) in March 2021 (the “Neos Acquisition”), the Company changed its name to Aytu BioPharma, Inc.

The Company’s strategy is to become a leading pharmaceutical company that improves the lives of patients. The Company uses a focused approach of in-licensing, acquiring, developing, and commercializing novel prescription therapeutics in order to continue building its portfolio of revenue-generating products and leveraging its commercial team’s expertise to build leading brands within large therapeutic markets. The Company’s primary focus is on commercializing innovative prescription products that address conditions frequently developed or diagnosed in childhood.

In the first quarter of fiscal 2025 the Company completed the previously announced wind down and divestiture of its Consumer Health business. The accounting requirements for reporting the Consumer Health business as discontinued operation were met when the wind down and divestiture was completed on July 31, 2024. Accordingly, the Company’s consolidated financial statements for all periods presented reflect the Consumer Health business as a discontinued operation and the Company determined that its continuing operations now operate in a single operating and reportable segment (see Note 20 – Discontinued Operations and Segment Information within Note 2 - Summary of Significant Accounting Policies for further detail).

The Company’s business from continuing operations is focused on its prescription pharmaceutical products sold primarily through third party wholesalers and pharmacies and which primarily consists of two product portfolios. The first consists of two products for the treatment of attention deficit hyperactivity disorder (“ADHD”): Adzenys XR-ODT (amphetamine) extended-release orally disintegrating tablets (“Adzenys”) and Cotempla XR-ODT (methylphenidate) extended-release orally disintegrating tablets (“Cotempla” and Adzenys together with Cotempla the “ADHD Portfolio”). The second consists primarily of Karbinal® ER (carbinoxamine maleate extended-release oral suspension) (“Karbinal”), an extended-release first-generation antihistamine suspension containing carbinoxamine indicated to treat numerous allergic conditions, and Poly-Vi-Flor and Tri-Vi-Flor, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency (the “Pediatric Portfolio”).

During the fourth quarter of fiscal 2024, the Company concluded that it had alleviated the Company’s previously disclosed substantial doubt about its ability to continue as a going concern. This was primarily the result of the extinguishment of its $15.0 million term loan that was due in January 2025, while entering into a new $13.0 million term loan on more favorable terms to the Company with a maturity date of June 2028. Further, the Company maintained and extended the maturity date of its revolving credit facility to June 2028 and had $5.6 million of remaining availability to draw upon as of June 30, 2024 (see Note 10 – Revolving Credit Facility and Note 11 – Long-Term Debt for further detail). In addition, during fiscal 2024 the Company received $3.5 million of net proceeds from the exercise of warrants, was in compliance with all of its debt covenants as of June 30, 2024, and through the filing of this Annual Report on Form 10-K for the year ended June 30, 2024 (“Form 10-K” or “Annual Report”). The Company has implemented and continues to implement plans to achieve operating profitability and increase cash flows, including various margin improvement initiatives, the wind down and divestiture of the Company’s unprofitable Consumer Health business, and the indefinite suspension of certain research and development activities. Considering these factors, management has concluded that as of the filing of this Form 10-K, substantial doubt about the Company’s ability to continue as a going concern did not exist.

The Company’s consolidated financial Statements and notes thereto have been prepared assuming that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business within one year after the date the consolidated financial statements and notes thereto are available to be issued.

Note 2 - Summary of Significant Accounting Policies

Principals of Consolidation

The Company’s consolidated financial statements and notes thereto include the accounts of its wholly owned subsidiaries Aytu Therapeutics, LLC and Neos and their respective wholly owned subsidiaries, as well as Innovus Pharmaceuticals, Inc. (“Innovus”) and its wholly owned subsidiaries prior to the divestiture of Innovus on July 31, 2024. All significant inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation

The Company’s consolidated financial statements and notes thereto have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”)

Going Concern Determination

In connection with the preparation for each annual and interim financial reporting period, management evaluates whether there are events that, in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued. The evaluation is based on relevant conditions and events that are known and reasonably knowable within one year after the date that the financial statements are available to be issued. Recurring operating losses or year over year negative cash flows from operating activities are considered negative trends. See Note 1 – Nature of Business and Financial Condition for further detail on the evaluation performed by the Company.

Use of Estimates

The preparation of financial statements and footnotes requires the use of management estimates, judgments and assumptions. Actual results may differ from estimates. In the accompanying consolidated financial statements and notes thereto, estimates are used for, but not limited to, stock-based compensation; revenue recognition, determination of variable consideration for accruals of chargebacks, administrative fees and rebates, government rebates, returns and other allowances; allowance for credit losses; inventory impairment; determination of right-of-use assets and lease liabilities; valuation of financial instruments, derivative warrant liabilities, intangible assets, and long-lived assets; purchase price allocations and the depreciable lives of long-lived assets; accruals for contingent liabilities; and determination of the income tax provision, deferred taxes and valuation allowance.

Prior Period Reclassification.

Certain prior year amounts in the Company’s consolidated financial statements and the notes thereto have been reclassified to conform to the current year presentation. These reclassifications did not impact operating results or cash flows for the fiscal years ended June 30, 2024, and 2023, or its financial position as of June 30, 2024, or June 30, 2023.

Previously Reported Prepaid Expenses Information

During the year ended June 30, 2024, the Company identified that certain of the Company’s prepaid expenses totaling $1.8 million that were previously reported as current assets as of June 30, 2023, should have been classified as non-current assets as of June 30, 2023. The Company assessed the materiality of this omission on the previously issued interim and annual consolidated financial statements in accordance with the United States Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, “Materiality” and concluded that the omission was not material to any of the previously issued consolidated financial statements and began reporting the prepaid expenses as non-current within this Form 10-K.

Cash and Cash Equivalents

The Company’s primary objectives for investment of available cash are the preservation of capital and the maintenance of liquidity. The Company invests its available cash balances in bank deposits and money market funds. The cash balances in bank deposits are subject to the Federal Deposit Insurance Corporation (“FDIC”) insurance limits, and cash balances in the money market funds are not FDIC insured. The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable, Net

Accounts receivable represent amounts due from customers less allowances for credit losses, discounts and pricing chargebacks. An allowance for credit losses, when needed, is based on the best estimate of the amount of probable credit losses in existing accounts receivable, which is determined from the Company’s historical write-off experience and expected future default probabilities based on ongoing evaluations of Company’s customers’ financial condition; payment history; collections experience on other accounts; and economic factors or events expected to affect future collections. An allowance for credit losses, when needed, consists of an amount identified for specific customers and an amount based on overall estimated exposure. Accounts receivable are customer obligations due under normal trade terms. Recovery of bad debt amounts which were previously written off are recorded as a reduction of bad debt expense in the period the payment is collected. If the Company’s actual collection experience changes, revisions to the Company’s allowance for credit losses may be required. After attempts to collect a receivable have failed, the receivable is written off against the allowance for credit losses. The allowance for credit losses was zero for both years ended June 30, 2024, and 2023. The allowance for discounts was $0.6 million and $1.8 million as of June 30, 2024, and 2023, respectively. The allowance for chargebacks was $1.2 million at both June 30, 2024, and 2023.

The table below presents the opening and closing balances of accounts receivable, gross from customers.

Accounts Receivable, Gross
(in thousands)
Balance, June 30, 2022	$24,000
Increase in accounts receivable, gross	7,718
Balance, June 30, 2023	31,718
Decrease in accounts receivable, gross	(6,370)
Balance, June 30, 2024	$25,348

The table below details the change in allowance for discounts and allowance for chargebacks for the periods presented.

	Allowance for Discounts	Allowance for Chargebacks	Total Allowance
	(in thousands)
Balances, June 30, 2022	$1,301	$1,206	$2,507
Reduction of net revenue	9,074	4,554	13,628
Payments	(8,597)	(4,548)	(13,145)
Balances, June 30, 2023	1,778	1,212	2,990
Reduction of net revenue	4,886	3,812	8,698
Payments	(6,024)	(3,842)	(9,866)
Balances, June 30, 2024	$640	$1,182	$1,822

Inventories

Inventories consist of raw materials, work in process and finished goods and are recorded at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Prior to regulatory approval, before economic benefit is probable, pre-launch inventories are expensed as research and development.

The Company periodically reviews the composition of its inventories in order to identify obsolete, slow-moving or otherwise unsaleable items. In the event that such items are identified and there are no alternate uses for the inventory, the Company will record a charge to cost of sales to reduce the value of the inventory to net realizable value in the period the impairment is identified.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Furniture and equipment are depreciated on a straight-line basis over their estimated useful lives which are generally two to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or remaining lease term. The Company begins depreciating assets when they are placed into service. Maintenance and repairs are expensed as incurred.

Leases

At the inception of an arrangement, the Company determines if an arrangement is, or contains, a lease. Lease classification, recognition and measurement are determined at the lease commencement date. Lease liabilities and right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term, including options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. In determining the present value of the lease payments, the Company uses the implicit interest rate when readily determinable and uses the Company’s incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the lease commencement date.

Fixed lease payments, or in substance fixed, are recognized over the expected term of the lease using the effective interest method. Variable lease payments are expensed as incurred. Fixed and variable lease expenses on operating leases are recognized within cost of sales and operating expenses in the Company’s consolidated statements of operations. ROU asset amortization and interest costs on financing leases are recorded within cost of sales and interest expense, respectively, in the Company’s consolidated statements of operations. The Company has elected to account for payments on short-term leases as lease expense on a straight-line basis over lease terms of 12 months or less.

Operating leases are included in other liabilities in the Company’s consolidated balance sheets. Financing leases are included in property and equipment, net, current portion of debt and debt, net of current portion in the Company’s consolidated balance sheets.

Fair Value of Financial Instruments

Acquisitions

In an acquisition of a business or a group of assets, the Company uses the acquisition method of accounting which identifies, recognizes, and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest at their acquisition date fair values. Any excess of the purchase consideration over the fair values of the net identifiable assets acquired is recorded as goodwill. If the Company determines the assets acquired do not meet the definition of a business, the transaction is accounted for as an acquisition of assets, which records the assets acquired at the purchase price and does not result in goodwill.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. Liability and equity classified warrants are valued using a Black-Scholes option pricing model or Monte Carlo simulation model at issuance and for each reporting period when applicable.

Revenue Recognition

The Company generates net revenue from continuing operations from sales of prescription pharmaceutical products from the Company’s ADHD Portfolio and Pediatric Portfolio, principally to a limited number of wholesale distributors and pharmacies in the United States. The Company evaluates its contracts with customers to determine revenue recognition using the following five-step model: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) a performance obligation is satisfied. There is not a recognized financing component related to product sales. Net revenue is recognized at the point in time that control of the product transfers to the customer, which typically aligns with shipping terms (i.e., upon delivery), generally “free-on-board” destination when shipped domestically within the United States, consistent with contractual terms. The Company expenses the incremental costs to obtain a contract as incurred, since they are satisfied within one year.

ADHD Portfolio and Pediatric Portfolio net revenue is recognized net of consideration paid to the Company’s customers and other adjustments to the transaction price (known as “Gross to Net” adjustments). Significant judgement is required in estimating Gross to Net adjustments considering legal interpretations of applicable laws and regulations, historical experience, payer channel mix, current contract prices under applicable programs, unbilled claims, processing time lags and inventory levels in the distribution channel.

The Gross to Net adjustments include:

●	Savings offers. The Company offers savings programs for its patients covered under commercial payor plans in which the cost of a prescription to such patients is discounted.

●	Prompt payment discounts. Prompt payment discounts are based on standard provisions of wholesalers’ services.

●	Wholesale distribution fees. Wholesale distribution fees are based on definitive contractual agreements for the management of the Company’s products by wholesalers.

●

Rebates. The Rx Portfolio products are subject to commercial managed care and government (i.e. Medicaid) programs whereby discounts and rebates are provided to participating managed care organizations and federal and/or state governments. Calculations related to rebate accruals are estimated based on historical information from third-party providers.

●

Wholesaler chargebacks. The Rx Portfolio products are subject to certain programs with wholesalers whereby pricing on products is discounted below wholesaler list price to participating entities. These entities purchase products through wholesalers at the discounted price, and the wholesalers charge the difference between their acquisition cost and the discounted price back to the Company following the product purchases of the wholesalers’ end customers.

●

Returns. Wholesalers’ contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting six months prior to expiry date to twelve months post expiry date. The Company analyzes return data available from sales since inception date to determine a reliable return rate.

Savings offers, rebates and wholesaler chargebacks reflect the terms of underlying agreements, which may vary. Accordingly, actual amounts will depend on the mix of sales by product and contracting entity. Future returns may not follow historical trends. The Company’s periodic adjustments of its estimates are subject to time delays between the initial product sale and ultimate reporting and settlement of deductions. The Company continually monitors these provisions and do not believe variances between actual and estimated amounts have been material.

Concentration of Credit Risk.

Financial instruments that potentially subject the Company to credit risk concentrations consist of cash, cash equivalents and accounts receivable.

The Company maintains deposits in financial institutions in excess of federally insured limits. The Company periodically monitors the credit quality of the financial institutions with which it invests and believes that the Company is not exposed to significant credit risk due to the financial position of those institutions.

The Company is also subject to credit risk from accounts receivable related to product sales. The Company’s customers, sometimes referred to as partners or customers, are primarily large wholesale distributors that resell the Company’s products to retailers. The loss of one or more of these large customers could have a material adverse effect on the Company’s business, operating results or financial condition. The Company does not charge interest or require collateral related to its accounts receivable. Credit terms are generally thirty to sixty days.

The following table presents customers that contributed more than 10% of gross revenue and accounts receivable:

	Percentage of Gross Revenue		Percentage of Accounts Receivable
	June 30,		June 30,
	2024	2023	2024	2023
Customer A	33%	43%	40%	50%
Customer B	20%	18%	29%	19%
Customer C	17%	17%	11%	14%

Costs of Sales

Costs of sales from continuing operations consists primarily of manufactured product cost, products acquired from third-party manufacturers, freight, production, inventory write-downs, indirect manufacturing overhead costs and United States Food and Drug Administration (“FDA”) fees for commercialized products. Certain of the Company’s sales activities depend on licensing arrangements that may require periodic milestone payments or royalty payments, which are also included in costs of sales. In addition, distribution, shipping and handling costs invoiced by the Company’s third-party logistics companies are included in costs of sales.

Stock-Based Compensation Expense

The Company accounts for stock-based payment compensation expense using a fair value based model. Restricted stock and restricted stock unit grants are valued based on the estimated grant date fair value of the Company’s common stock and recognized ratably over the requisite service period. Stock option grants are valued using the Black-Scholes option pricing model and compensation costs are recognized ratably over the period of service using the graded method. The Black-Scholes option pricing model requires the Company to estimate the expected term of the award, the expected volatility, the risk-free interest rate, and the expected dividends. The expected term is determined using the “simplified method,” which is the midpoint between the vesting date and the end of the contractual term and is utilized by the Company as it does not have sufficient historical data to determine a more reliable expected term estimate. The risk-free interest rate is based on the United States Treasury yield in effect at the time of the grant for the expected term of the award. The Company does not anticipate paying any dividends in the near future. Forfeitures are recognized as they occur.

Employee Benefits Plan

The Company has a 401(k) plan (“Aytu 401(k) Plan”), which allows participants to contribute a portion of their salary, subject to eligibility requirements and annual Internal Revenue Service (“IRS”) limits. The Aytu 401(k) Plan matches 100% of the first 3% contributed by employees and matches 50% of the next 4% and 5% contributed by employees. The Company’s match for the Aytu 401(k) Plan was $0.7 million for both of the years ended June 30, 2024, and 2023.

Research and Development

Research and development costs are expensed as incurred and include salaries and benefits; facilities costs; overhead costs; raw materials; laboratory and clinical supplies; clinical trial costs; contract services; milestone payments and fees paid to regulatory authorities for review and approval of the Company’s product candidates; and other related costs.

Intangible Assets

The Company records acquired intangible assets based on fair value on the date of acquisition. Finite-lived intangible assets are recorded at cost and amortized on a straight-line basis over the estimated lives of the assets. Indefinite-lived intangible assets are not subject to amortization.

Impairment of Long-lived Assets

The Company assesses impairment of asset groups, including intangible assets, when events or changes in circumstances indicate that their carrying amount may not be recoverable. Long-lived assets consist of property and equipment, net, right of use assets and other intangible assets, net. Circumstances which could trigger a review include, but are not limited to: (i) changes in Company plans; (ii) competition; (iii) significant adverse changes in the business climate or legal or regulatory factors; or (iv) expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. If the estimated future undiscounted cash flows, excluding interest charges, from the use of an asset are less than its carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Contingent Consideration

The consideration for the Company's acquired businesses and licenses often includes future payments that are contingent upon the occurrence of a particular event or events. The Company records an obligation for such contingent payments at fair value on the acquisition date. Changes in the fair value of contingent consideration obligations are recognized in the consolidated statements of income, which resulted in a gain from contingent consideration from continuing operations of zero and $0.6 million for the years ended June 30, 2024, and 2023, respectively. The Company did not have any contingent consideration recorded on its consolidated balance sheets as of June 30, 2024, and 2023.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date. A valuation allowance is recorded to reduce the net deferred tax asset when it is more likely than not that some portion or all of its deferred tax asset will not be utilized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained upon an examination. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Debt Discount and Issuance Costs

Debt issuance costs reflect fees paid to lenders and third parties directly related to issuing debt. Debt discount and issuance costs related to term loans are reported as direct deductions to the outstanding debt and amortized over the term of the debt using the effective interest method as an addition to interest expense. Debt issuance costs related to a revolving credit facility are classified as assets and subsequently amortized using the straight-line method over the term of the revolving credit facility as additional interest expense.

Segment Information

Operating segments are identified as components that engage in business activities from which it may earn revenues and incur expenses and for which discrete information is available and regularly reviewed by the Company’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated to the segment and to assess performance. Operating segments are aggregated for reporting purposes when the operating segments are identified as similar in accordance with the basic principles and aggregation criteria in the accounting standards. After the previously announced successful wind down and divestiture of the Consumer Health business in the first quarter of fiscal 2025, the Company determined that its continuing operations operate in a single operating and reportable segment. The Company’s CODM is its Chief Executive Officer who manages operations and regularly reviews the financial information of the Company’s continuing operations as a single operating segment for the purposes of allocating resources and evaluating its financial performance, and for which discrete financial information is available. The results of the Consumer Health business have been reported as discontinued operations (see Note 20 – Discontinued Operations for further detail).

Paragraph IV Litigation Costs

Legal costs incurred by the Company in the enforcement of the Company’s intellectual property rights are charged to expense.

Business Combinations

The Company recognizes the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of purchase price over the aggregate fair values is recorded as goodwill. The Company calculates the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed to allocate the purchase price at the acquisition date.

Employee Retention Credit

On March 27, 2020, the United States government enacted the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) to provide certain relief as a result of the COVID-19 pandemic. The CARES Act provides tax relief, along with other stimulus measures, including a provision for an Employee Retention Credit (“ERC”), which allows for employers to claim a refundable payroll tax credit against the employer share of Social Security tax equal to 70% of the qualified wages paid to employees after December 31, 2020, through September 30, 2021. The ERC was designed to encourage businesses to keep employees on the payroll during the COVID-19 pandemic.

As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for-profit business entities, the Company will account for the ERC by analogy to International Accounting Standard (“IAS”) 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”). In accordance with IAS 20, the Company recorded a $3.8 million ERC accrual in other non-current liabilities, which represents the proceeds the Company received from the ERC program during the first quarter of fiscal 2024. Further in accordance with IAS 20, when management determines it has reasonable assurance that the Company has substantially met all eligibility requirements of the ERC and following any adjustments from its regulatory audit or upon further clarifications from the IRC, the ERC accrual shall be recognized as a benefit in other income in the consolidated statement of operations. The associated vendor fee of $0.4 million was expensed as incurred in the first quarter of fiscal 2024.

Earnings Per Share

Basic net income or loss per common share is calculated by dividing net income or loss available to common stockholders by the basic weighted-average number of common shares outstanding for the respective period. Diluted net income or loss per common share is calculated by dividing adjusted net income or loss by the diluted weighted-average number of common shares outstanding, which includes the effect of potentially dilutive securities. Potentially dilutive securities for this calculation consist of warrants to purchase common stock that are either liability classified or equity classified (see Note 16 – Warrants); employee stock options (see Note 15 – Equity Incentive Plans); employee unvested restricted stock (see Note 15 – Equity Incentive Plans); and employee unvested restricted stock units (see Note 15 – Equity Incentive Plans). For the years ended June 30, 2024, and 2023, the Company incurred a net loss from continuing operations; a net loss from discontinued operations, net of tax; and a net loss and thus did not include common equivalent shares in the computation of diluted net loss from continuing operations per share; diluted net loss from discontinued operations, net of tax; or diluted net loss per share because the effect would have been anti-dilutive.

The following table sets forth securities excluded from the calculation of diluted earnings per share.

		June 30,
		2024	2023
Warrants to purchase common stock - liability classified	(Note 16)	6,057,766	6,498,980
Warrants to purchase common stock - equity classified	(Note 16)	18,114	39,072
Employee stock options	(Note 15)	146,539	52,762
Employee unvested restricted stock	(Note 15)	25,360	40,996
Employee unvested restricted stock units	(Note 15)	1,775	4,963
Total		6,249,554	6,636,773

Recently Adopted Accounting Pronouncements

Financial Instruments - Credit Losses

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of ASU 2016-13 is to provide additional information about the expected credit losses on financial instruments and other commitments to extend credit. The standard was effective for interim and annual reporting periods beginning after December 15, 2019. However, in October 2019, the FASB approved deferral of the adoption date for smaller reporting companies for fiscal periods beginning after December 15, 2022. The effective dates for the amendments in ASU 2022-02 align with those of ASU 2016-13. The Company adopted ASU 2016-13 and ASU 2019-05 on July 1, 2023. The Company evaluated the impact of adoption of ASUs 2016-13, 2019-05, and 2022-02 and concluded that the application of the new standards did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Debt - Debt with Conversion and Other Options

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing major separation models currently required. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The amendments in this update are effective for public entities that are smaller reporting companies, as defined by the SEC, for the fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted through a modified retrospective or full retrospective method. The Company adopted the guidance on July 1, 2024, and the adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 was issued to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance should be applied retrospectively unless it is impracticable to do so. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024. Early adoption is permitted, including in an interim period. The Company is currently evaluating the provisions of this guidance and assessing the potential impact on the Company’s consolidated financial statements and disclosures.

Other than the application of IAS 20 for the ERC, there have been no significant changes to the Company’s significant accounting policies and there is no other accounting guidance has been issued and not yet adopted that is applicable to the Company and that the Company expects would have a material effect on the Company’s consolidated financial statements and related disclosures as of June 30, 2024, and through the filing of this Form 10-K.

Note 3 - Revenue

The Company disaggregates its net revenue from continuing operations by significant product portfolio, which includes the ADHD Portfolio, comprised of Adzenys and Cotempla; and the Pediatric Portfolio, comprised of Karbinal, Poly-Vi-Flor and Tri-Vi-Flor.

Revenues by Product Portfolio

Net revenue disaggregated by significant product portfolios for the years ended June 30, 2024, and 2023, were as follows:

	Year Ended
	June 30,
	2024	2023
	(in thousands)
ADHD Portfolio	$57,784	$46,855
Pediatric Portfolio	7,280	25,377
Other	119	1,567
Total net revenue	$65,183	$73,799

Other includes net revenue from various discontinued or deprioritized products. The Consumer Health business was divested in the first quarter of fiscal 2025 and is reported within discontinued operations (see Note 20 – Discontinued Operations).

Revenues by Geographic Location

The Company’s net revenue is predominately within the United States, with insignificant international sales.

Note 4 - Inventories

Inventories consist of the following:

	June 30,
	2024	2023
	(in thousands)
Raw materials	$266	$1,301
Work in process	5,725	2,956
Finished goods	6,150	4,251
Inventories	$12,141	$8,508

The Company incurred inventory write-downs from continuing operations of $1.2 million and $0.2 million during the years ended June 30, 2024, and 2023, respectively, primarily a result of unsalable and slow-moving products.

Note 5 - Property and Equipment

Property and equipment, net consist of the following:

	June 30,
	2024	2023
	(in thousands)
Manufacturing equipment	$1,117	$2,377
Office equipment, furniture and other	945	1,085
Lab equipment	721	832
Leasehold improvements	35	999
Assets under construction	—	107
Property and equipment, gross	2,818	5,400
Less accumulated depreciation and amortization	(2,125)	(3,621)
Property and equipment, net	$693	$1,779

Depreciation expense from continuing operations was $0.9 million and $1.3 million during the years ended June 30, 2024, and 2023, respectively. During the year ended June 30, 2024, the Company did not record a material gain or loss on disposal of equipment and during the year ended June 30, 2023, the Company recognized a gain of $0.1 million on the disposal of equipment.

Note 6 - Leases

The Company’s operating leases are for its offices, manufacturing facilities and equipment, and its finance leases were for equipment. These leases have original lease periods expiring between 2022 and 2030. Most leases include option provisions under which the parties may extend the lease term. Certain non-real estate leases also include options to purchase the leased property. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. The Company had no remaining finance leases recorded as of June 30, 2024.

In connection with the Neos Acquisition, Aytu assumed an operating lease ROU asset and lease liability of $3.5 million, which represented the present value of the remaining lease payments as of the acquisition date, for the office space and manufacturing facilities at Grand Prairie, Texas. As the lease agreement does not provide an implicit rate, a borrowing rate of 6.7% was used to determine the present value of future lease payments.

During the fourth quarter of fiscal 2024, as part of the previously announced closure of the Grand Prairie, Texas manufacturing site, the Company ceased using the Grand Prairie, Texas manufacturing facility. As a result, the Company wrote off the remaining related operating lease ROU asset. The lease for the Grand Prairie, Texas manufacturing site is set to expire on December 31, 2024, respectively.

In June 2024, the Company entered into a forward-starting operating lease agreement to lease office space in Berwyn, Pennsylvania from the owner of the office space that the Company is currently renting under a sublease arrangement. The Company has determined that it is an operating lease, and that lease commencement occurred in July 2024. The initial lease termination date is July 31, 2030, and under the lease agreement the Company has one five-year renewal option to extend the lease through July 2035. Undiscounted minimum monthly rent payments average approximately $13,000 over the initial term of the lease. The Company has elected to utilize the practical expedient to not separate lease and non-lease components upon recognition and variable lease payments will be expensed as incurred. The Company will record an operating lease ROU asset of $0.5 million and a lease liability of $0.5 million at lease commencement in July 2024. The ROU asset and lease liability will be recorded at present value using an incremental borrowing rate of 12.3%.

In May 2023, the Company entered into a lease agreement to relocate its principal office. The space was made available to the Company in September 2023 (lease commencement) with an initial term of five and a half years. The Company recorded an operating lease ROU asset of $0.8 million and a lease liability of $0.8 million at lease commencement. The ROU asset and lease liability were recorded at present value using an incremental borrowing rate of 10.3%. The Company utilized the practical expedient to not separate lease and non-lease components upon recognition. See Note 18 – Commitments and Contingencies for further detail.

The components of lease expenses for continuing operations are as follows:

	Year Ended
	June 30,
	2024	2023	Statement of Operations Classification
	(in thousands)
Lease cost:
Operating lease cost	$1,986	$1,350	Operating expenses
Short-term lease cost	94	97	Operating expenses
Finance lease cost:
Amortization of leased assets	53	66	Cost of sales
Interest on lease liabilities	3	9	Interest expense
Total lease cost	$2,136	$1,522

Supplemental balance sheet information related to leases is as follows:

	June 30,
	2024	2023	Balance Sheet Classification
	(in thousands)
Assets:
Operating lease assets	$829	$1,828	Operating lease right-of-use assets
Finance lease assets	—	159	Property and equipment, net
Total lease assets	$829	$1,987

Liabilities:
Current:
Operating leases	$712	$1,258	Other current liabilities
Finance leases	—	85	Current portion of debt
Non-current:
Operating leases	577	832	Other liabilities
Total lease liabilities	$1,289	$2,175

The remaining weighted-average lease term and discount rate used are as follows:

	June 30,
	2024	2023
Weighted-average remaining lease term (years):
Operating lease assets	2.7	1.5
Finance lease assets	—	0.9
Weighted-average discount rate:
Operating lease assets	10.0%	6.5%
Finance lease assets	—%	6.5%

Supplemental cash flow information related to leases is as follows:

	Year Ended
	June 30,
	2024	2023
	(in thousands)
Cash flow classification of lease payments:
Operating cash flows from operating leases	$1,723	$1,350
Operating cash flows from finance leases	$3	$9
Financing cash flows from finance leases	$85	$96

As of June 30, 2024, the Company did not have any remaining finance leases. As of June 30, 2024, the Company’s future minimum operating lease payments, including the new forward-starting operating lease agreement to lease office space in Berwyn, Pennsylvania were as follows:

Operating
(in thousands)
2025	$970
2026	399
2027	377
2028	386
2029	359
Thereafter	249
Total lease payments	2,740
Less: imputed interest	(555)
Lease liabilities	$2,185

Note 7 - Intangible Assets

A summary of the Company’s intangible assets as of June 30, 2024, and June 30, 2023, is as follows:

	June 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Life
	(in thousands)			(in years)
Acquired product technology rights	$41,268	$(13,184)	$28,084	10.7
Acquired technology rights	30,200	(5,831)	24,369	13.8
Total definite-lived intangible assets	$71,468	$(19,015)	$52,453	12.0

	June 30, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Life
	(in thousands)			(in years)
Acquired product technology rights	$42,176	$(10,881)	$31,295	11.5
Acquired technology rights	30,200	(4,054)	26,146	14.8
Total definite-lived intangible assets	$72,376	$(14,935)	$57,441	13.0

Gross carrying amounts are net of any impairment charges from prior periods. An intangible asset with zero net carrying amount at the end of a reporting period is not presented in the table of a future reporting period. Certain of the Company’s amortizable intangible assets include renewal options, extending the expected life of the asset. The renewal periods range between approximately 1 to 20 years depending on the license, patent or other agreement. Renewals are accounted for when they are reasonably assured. Intangible assets are amortized using the straight-line method over the estimated useful lives. Amortization expense of intangible assets from continuing operations was $5.0 million for both of the years ended June 30, 2024, and 2023.

The following table summarizes the estimated future amortization expense of intangible assets to be recognized over the next five years and periods thereafter:

June 30,
(in thousands)
2025	$4,989
2026	4,989
2027	4,989
2028	4,989
2029	4,989
Thereafter	27,508
Total future amortization expense	$52,453

Acquired Product Technology Rights

The acquired product technology rights are related to the rights to production, supply and distribution agreements of various products pursuant to the acquisition of the Pediatric Portfolio in November 2019 and the Neos Acquisition in March 2021.

Karbinal

The Company acquired and assumed all rights and obligations pursuant to the supply and distribution agreement, as amended, with Tris Pharma, Inc. (“Tris”) for the exclusive rights to commercialize Karbinal in the United States (the “Tris Karbinal Agreement”). The Tris Karbinal Agreement’s initial term terminates in August of 2033, with an optional initial 20-year extension.

Poly-Vi-Flor and Tri-Vi-Flor

The Company acquired and assumed all rights and obligations pursuant to a supply and license agreement and various assignment and release agreements, including a previously agreed to settlement and license agreements (the “Poly-Tri Agreements”) for the exclusive rights to commercialize Poly-Vi-Flor and Tri-Vi-Flor in the United States.

ADHD Portfolio

As part of the Neos Acquisition, the Company acquired developed product technology for the production and sale of Adzenys and Cotempla. The formulations for the ADHD products are protected by patented technology. The estimated economic life of these proprietary technologies is 16 years.

Acquired Technology Right

TRRP Proprietary Technology

As part of the Neos Acquisition, the Company acquired time release resin particle (“TRRP”) proprietary technology, which is a proprietary drug delivery technology protected by the Company as a trade secret that allows the Company to modify the drug release characteristics of each of its respective products. The TRRP technology underlines each of the ADHD Portfolio core products and can potentially be used in future product development initiatives as well.

Acquired In-Process R&D

IPR&D – NT0502

As part of the Neos Acquisition, the Company acquired in-process research and development associated with NT0502, a new chemical entity that was being developed for the treatment of sialorrhea, which is excessive salivation or drooling. During the year ended June 30, 2023, the Company terminated its development program of NT0502. As a result, the Company fully impaired the IPR&D of NT0502, recording impairment expense of $2.6 million during the second quarter of fiscal 2023.

Note 8 - Accrued liabilities

Accrued liabilities consist of the following:

	June 30,
	2024	2023
	(in thousands)
Accrued savings offers	$11,054	$15,739
Accrued program liabilities	9,964	11,012
Accrued customer and product related fees	5,395	6,579
Accrued compensation	4,603	5,299
Return reserve	4,832	5,683
Other accrued liabilities	2,295	1,650
Total accrued liabilities	$38,143	$45,962

Accrued savings offers represent programs for the Company’s patients covered under commercial payor plans in which the cost of a prescription to such patients is discounted. Accrued program liabilities include government and commercial rebates. Accrued customer and product related fees include accrued expenses and deductions for rebates, wholesaler chargebacks and fees, and other product-related fees and deductions such as royalties for Pediatric Portfolio products, accrued distributor fees, and Medicaid liabilities. Accrued employee compensation includes sales commissions, paid time off earned, accrued payroll and accrued bonus. The return reserve represents the Company’s accrual for estimated product returns. Other accrued liabilities consist of various other accruals, none of which individually or in the aggregate represent greater than five percent of total liabilities.

The following table details the change in return reserve for the periods presented:

Return Reserve
(in thousands)
Balance, June 30, 2022	$5,559
Reduction of net revenue	6,785
Payments	(6,661)
Balance, June 30, 2023	5,683
Reduction of net revenue	5,838
Payments	(6,689)
Balance, June 30, 2024	$4,832

Note 9 - Other Liabilities

Other liabilities consist of the following:

	June 30,
	2024	2023
	(in thousands)
Fixed payment arrangements	$8,337	$10,420
Employee retention credit	3,759	—
Operating lease liabilities	1,289	2,090
Other	106	1,555
Total other liabilities	13,491	14,065
Less: current portion of other liabilities	(8,962)	(7,090)
Total other liabilities, non-current	$4,529	$6,975

Fixed payment arrangements

Fixed payment arrangements represent obligations to an investor assumed as part of the acquisition of products from Cerecor, Inc. in 2019, including fixed and variable payments.

In May 2022, the Company entered into an agreement with Tris to terminate the license, development, manufacturing and supply agreement dated November 2, 2018, related to Tuzistra XR (the “Tuzistra License Agreement”). Pursuant to such termination, as of June 30, 2024, the Company has accrued a settlement liability of $6.2 million in other current liabilities on the consolidated balance sheet payable to Tris, with a provision that allows the Company to pay interest on any principal amounts due but remaining unpaid past July 2024.

The Tris Karbinal Agreement grants the Company exclusive right to distribute and sell the product in the United States. The initial term of the agreement was 20 years. The Company pays Tris a royalty equal to 23.5% of net revenue from the product. The Tris Karbinal Agreement also contains minimum unit sales commitments, which is based on a commercial year that spans from August 1 through July 31, of 70,000 units annually through 2025. The Company is required to pay Tris a royalty make-whole payment of $30 for each unit under the 70,000-unit annual minimum sales commitment through 2025. The Tris Karbinal Agreement make-whole payment is capped at $2.1 million each year. The annual payment is due in August of each year. The Tris Karbinal Agreement also has multiple commercial milestone obligations that aggregate up to $3.0 million based on cumulative net revenue from the product, the first of which is triggered at $40.0 million. As of June 30, 2024, the fixed payment arrangement balance was $1.9 million in other current liabilities, and $0.2 million in other non-current liabilities on the consolidated balance sheet.

Employee Retention Credit

The $3.8 million ERC accrual in other non-current liabilities as of June 30, 2024, represents the proceeds the Company received from the ERC program during the first quarter of fiscal 2024. Please see Note 2 - Significant of Significant Accounting Policies for further detail.

Operating Lease Liabilities

The Company has entered into various operating lease agreements for certain of its offices, manufacturing facilities and equipment. Please refer to Note 6 - Leases for further detail.

Other

Other consists of taxes payable, deferred cost related to the Company’s technology transfer, and various other accruals, none of which individually or in the aggregate represent greater than five percent of total liabilities.

Note 10 - Revolving Credit Facility

On June 12, 2024, the Company and certain of its subsidiaries entered into consent, joinder and amendment No. 5 (the “Eclipse Amendment No. 5”) to the loan and security agreement dated October 2, 2019, as amended by amendment No. 1, dated March 19, 2021, amendment No. 2, dated January 26, 2022, amendment No. 3, dated June 1, 2022, amendment No. 4 dated March 24, 2023, and the Eclipse Amendment No. 5 (together the “Eclipse Agreement”) with Eclipse Business Capital LLC (“Eclipse”), as agent, and the lenders party thereto (agent and such lenders, collectively, the “Eclipse Lender”). Under the Eclipse Amendment No. 5, which provided for among other things, two loan agreements, a term loan (the “Eclipse Term Loan”) and a revolving credit facility (the “Eclipse Revolving Loan”). The Eclipse Term Loan is described further in Note 11 - Long-Term Debt. The Eclipse Revolving Loan provides for a maximum amount available under the revolving credit facility provided under the Eclipse Agreement of $14.5 million at an interest rate of the secured overnight financing rate as administered by the SOFR Administrator (“SOFR”) plus 4.5%. In addition, the Company is required to pay an unused line fee of 0.5% of the average unused portion of the maximum Eclipse Revolving Loan amount during the immediately preceding month. The ability to make borrowings and obtain advances of revolving loans under the Eclipse Agreement remains subject to a borrowing base and reserve, and availability blockage requirements. The Eclipse Revolving Loan maturity date, as amended, is June 12, 2028, and the effective interest rate was 9.9% as of June 30, 2024.

In the event that, for any reason, all or any portion of the Eclipse Agreement is terminated prior to the scheduled maturity date, in addition to the payment of all outstanding principal and unpaid accrued interest, the Company is required to pay a fee equal to (i) 2.0% of the Eclipse Revolving Loan commitment if such event occurs on or before June 12, 2025, (ii) 1.0% of the Eclipse Revolving Loan commitment if such event occurs after June 12, 2025, but on or before June 12, 2026, and (iii) 0.5% of the Eclipse Revolving Loan commitment if such event occurs after June 12, 2026, but on or before June 12, 2028. The Company may also be required to pay an early termination fee related to the Eclipse Term Loan as further described in Note 11 - Long-Term Debt. The Company may permanently terminate the Eclipse Agreement upon written notice to Eclipse.

The Eclipse Agreement contains customary affirmative covenants, negative covenants and events of default, as defined in the agreement, including covenants and restrictions that, among other things, require the Company to satisfy certain capital expenditure limitations and other financial covenants, and restrict the Company’s ability to incur liens, incur additional indebtedness, make certain dividends and distributions with respect to equity securities, engage in mergers and acquisitions or make asset sales without the prior written consent of Eclipse. A failure to comply with these covenants could permit Eclipse to declare the Company’s obligations under the Eclipse Agreement, together with accrued interest and fees, to be immediately due and payable, plus any applicable additional amounts relating to a prepayment or termination, as described above. As of June 30, 2024, the Company was in compliance with the covenants under the Eclipse Agreement. The Company’s obligations under the Eclipse Agreement are secured by substantially all of the Company’s assets, as defined further in the Eclipse Agreement.

The Company allocated debt issuance costs of $0.1 million related to the Eclipse Revolving Loan, bringing to the total debt issuance costs related to the Eclipse Revolving Loan to $0.2 million, which will be amortized straight-line over the term of the loan. Total interest expense on the Eclipse Revolving Loan, including amortization of deferred financing costs, was $0.1 million and $0.7 million for the years ended June 30, 2024, and 2023. As of June 30, 2024, and 2023, the outstanding amounts drawn on the Eclipse Revolving Loan were $2.4 million and $1.6 million, respectively. The unused revolving credit facility amount as of June 30, 2024, was $5.6 million.

Note 11 - Long-Term Debt

Avenue Capital Loan

On January 26, 2022 (“Closing Date”), the Company entered into a loan and security agreement (the “Avenue Capital Agreement”) with Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund II, L.P. as lenders (the “Avenue Capital Lenders”), and Avenue Capital Management II, L.P. as administrative agent (the “Avenue Capital Agent”), collectively (“Avenue Capital”), pursuant to which the Avenue Capital Lenders provided the Company and certain of its subsidiaries with a secured $15.0 million loan. The interest rate on the loan was the greater of the prime rate or 3.25%, plus 7.4%, payable monthly in arrears. The maturity date of the loan was January 26, 2025. The proceeds from the Avenue Capital Agreement were used towards the repayment of the term loans.

Pursuant to the Avenue Capital Agreement, the Company was required to make interest only payments for the first 18 months following the Closing Date (the “Interest-only Period”). The Interest-only Period could be extended automatically without any action by any party for six months provided as of the last day of the Interest-only Period then in effect, the Company received, prior to June 15, 2023, a specified amount of net proceeds from the sale and issuance of its equity securities (“Interest-only Milestone 1”). The Interest-only Period was able to be further extended automatically without any action by any party for an additional six months provided, the Company had achieved, prior to December 31, 2023, (i) Interest-only Milestone 1 and (ii) a specified amount of trailing 12 months revenue as of the date of determination.

On January 26, 2022 (“Issuance Date”), as consideration for entering into the Avenue Capital Agreement, the Company issued warrants to the Avenue Capital Lenders to purchase shares of common stock at an exercise price equal to $24.20 per share (the “Avenue Capital Warrants”). The Avenue Capital Warrants provided that in the event the Company were to engage in an equity offering at a price lower than $24.20 prior to June 30, 2022, the exercise price would be adjusted to the effective price of such equity offering and the number of shares of common stock to be issued under the Avenue Capital Warrants would be adjusted as set forth in the agreement. The Avenue Capital Warrants were immediately exercisable and expire on January 31, 2027. At inception, the Company accounted for the Avenue Capital Warrants as a derivative warrant liability as the number of warrants was not fixed at the Issuance Date. The fair value of the Avenue Capital Warrants at issuance was approximately $0.6 million.

On March 7, 2022, the Company closed on an equity offering of shares of common stock and warrants, as described in Note 15 - Stockholders Equity, at an offering price of $25.00 per share. As this offering precluded the Company from pursuing any equity financing prior to July 7, 2022, and the effective price of the March 7, 2022, offering was more than the exercise price of the Avenue Capital Warrants, the shares of common stock issuable upon exercise of the Avenue Capital Warrants were set at an exercise price of $24.20.

On October 25, 2022, the Company entered into an agreement with Avenue Venture Opportunities Fund, L.P (“Avenue”) to extend the interest-only period of its existing senior secure loan facility held with Avenue. The amendment to the original loan agreement, which was executed in January 2022, extended the interest-only period to January 2024. In exchange for this extension of the interest-only period, the Company and Avenue agreed to reset the exercise price of the warrants issued in conjunction with the original loan agreement to $8.60, corresponding to the warrant exercise price associated with the Company’s August 2022 equity financing.

On June 13, 2023, in conjunction with the Securities Purchase Agreement described in Note 16 - Warrants, the interest-only period of the Avenue Capital Agreement was extended further upon the achievement of both the revenue-based milestone and equity raise-based milestone stipulated in the Avenue Capital Agreement. As a result, the interest-only period was extended to January 26, 2025.

In addition to the debt discount discussed above, the Company also incurred $0.4 million loan origination, legal and other fees. The debt discount and issuance costs were being amortized over the term of the loan, using the effective interest method resulting in an effective rate of 16.6%. Total interest expense on the Avenue Capital loan including debt discount amortization, were $3.4 million and $2.7 million for the years ended June 30, 2024, and 2023.

On June 12, 2024, the Company used proceeds from the Eclipse Term Loan and a portion of the proceeds from the exercise of warrants to repay the Avenue Capital loan in full. Upon early repayment of the Avenue Capital loan, the Company was required to pay Avenue Capital a fee equal to 1.0% of the loan or $0.2 million. In addition, upon the payment in full of the obligations, the Company was required to pay Avenue Capital a fee in the amount of $0.6 million (“Final Payment”). At inception, the Company accounted for the Final Payment as additional obligations on the debt, with the corresponding charge being recorded as debt discount. At retirement, the early termination fee, the Final Payment fee, and the write-off of all remaining related debt discount and deferred financing costs were included in the calculation of loss on extinguishment of debt. The Company recorded a loss on extinguishment of debt of $0.6 million related to the retirement of the Avenue Capital loan in the fourth quarter of fiscal 2024.

Eclipse Term Loan

On June 12, 2024, the Company and certain of its subsidiaries entered into Eclipse Amendment No. 5, which provided for among other things, the Eclipse Term Loan and the Eclipse Revolving Loan described further in Note 10 - Revolving Credit Facility. The Eclipse Term Loan consists of a principal amount of $13.0 million, at an interest rate of SOFR plus 7.0%, with a four-year term maturing on June 12, 2028, and a straight-line loan amortization period of seven years, which would provide for a loan balance at the end of the four-year term of $5.6 million to be repaid on June 12, 2028, the maturity date. The Company used the proceeds of the Eclipse Term Loan and a portion of the proceeds from warrant exercises described below to repay in full the Avenue Capital loan. The effective interest rate on the Eclipse Term Loan was 12.4% as of June 30, 2024.

In the event that, for any reason, all or any portion of the Eclipse Agreement is terminated prior to the scheduled maturity date, in addition to the payment of all outstanding principal and unpaid accrued interest, the Company is required to pay a fee equal to (i) 3.0% of the Eclipse Term Loan if such event occurs on or before June 12, 2025, (ii) 2.0% of the Eclipse Term Loan if such event occurs after June 12, 2025, but on or before June 12, 2026, (iii) 1.0% of the Eclipse Term Loan if such event occurs after June 12, 2026, but on or before June 12, 2027, and (iv) 0.5% of the Eclipse Term Loan if such event occurs after June 12, 2026, but on or before June 12, 2028. The Company may also be required to pay an early termination fee related to the Eclipse Revolving Loan as further described in Note 10 - Revolving Credit Facility. The Company may permanently terminate the Eclipse Agreement upon written notice to Eclipse. The Company’s obligations under the Eclipse Agreement are secured by substantially all of the Company’s assets, as further defined in the Eclipse Agreement.

The Eclipse Agreement contains customary affirmative covenants, negative covenants and events of default, as defined in the agreement, including covenants and restrictions that, among other things, require the Company to satisfy certain capital expenditure limitations and other financial covenants, and restricts the Company’s ability to incur liens, incur additional indebtedness, make certain dividends and distributions with respect to equity securities, engage in mergers and acquisitions or make certain asset sales without the prior written consent of the Eclipse Lender. A failure to comply with these covenants could permit the Eclipse Lender to declare the Company’s obligations under the agreement, together with accrued interest and fees, to be immediately due and payable, plus any applicable additional amounts relating to a prepayment or termination, as described above. As of June 30, 2024, the Company was in compliance with the covenants under the Eclipse Agreement.

The Company recorded total debt discount and allocated debt issuance costs of $0.3 million related to the Eclipse Term Loan, which will be amortized over the term of the loan. The Company incurred interest expense on the Eclipse Term Loan, including debt discount and issuance costs amortization, of $0.1 million for the year ended June 30, 2024.

Long-term debt consists of the following:

	June 30,
	2024	2023
	(in thousands)
Term loan principal amount	$13,000	$15,000
Unamortized debt discount and issuance costs	(266)	(925)
Final payment fee	—	638
Financing leases	—	85
Total debt	12,734	14,798
Less: current portion of debt	(1,857)	(85)
Total debt, net of current portion	$10,877	$14,713

Future principal payments of long-term debt are as follows:

June 30,
(in thousands)
2025	$1,857
2026	1,857
2027	1,857
2028	7,429
Total future term loan principal payments	13,000
Less: unamortized debt discount and issuance costs	(266)
Less: current portion of debt	(1,857)
Total debt, net of current portion	$10,877

Note 12 - Fair Value Measurements

The Company determines the fair value of financial and non-financial assets using the fair value hierarchy, which establishes three levels of inputs that may be used to measure fair value as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to Aytu for identical assets or liabilities;

Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3:	Unobservable inputs that are supported by little or no market activity.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, derivative warrant liabilities, contingent consideration liabilities, fixed payment arrangements, and current and non-current debt. The carrying amounts of certain short-term financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. Current and non-current debt are reported at their amortized costs on the Company’s consolidated balance sheets. The remaining financial instruments are reported on the Company’s consolidated balance sheets at amounts that approximate current fair values. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer. There were no transfers between Level 1, Level 2 and Level 3 in the periods presented.

Recurring Fair Value Measurement

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2024, and 2023, by level within the fair value hierarchy:

	Fair Value at	Fair Value Measurements at June 30, 2024
	June 30, 2024	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Liabilities:
Derivative warrant liabilities	$12,745	$—	$—	$12,745
Total	$12,745	$—	$—	$12,745

	Fair Value at	Fair Value Measurements at June 30, 2023
	June 30, 2023	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Liabilities:
Derivative warrant liabilities	$6,403	$—	$—	$6,403
Total	$6,403	$—	$—	$6,403

Cash and cash equivalents in the consolidated balance sheets include bank deposits and money market funds and reflect their fair value at Level 1 in the fair value hierarchy.

Non-Recurring Fair Value Measurement

The Company’s financial assets and liabilities that were accounted for at fair value on a non-recurring basis during the years ended June 30, 2024, and 2023, were fixed payment arrangements and intangible assets.

Fixed payment arrangements are recognized at their amortized cost basis using market appropriate discount rates and are accreted up to their notional face value over time. Significant assumptions used in valuing the fixed payment arrangements were discount rates from 10.0% to 15.4% and are classified as Level 3 inputs in the fair value hierarchy. In May 2022, the Company recognized a fixed payment arrangement liability of $7.6 million relating to the termination of the Tuzistra License Agreement. See Note 9 - Other Liabilities for further information on fixed payment arrangements.

Based on the Company’s impairment analyses for fiscal 2024 and 2023, the Company did not record an impairment charge on intangible assets during the year ended June 30, 2024, and recorded an impairment charge of $5.6 million on intangible assets for the year ended June 30, 2023. Valuation of intangible assets involves significant Level 3 inputs in estimating their fair values. These input assumptions included revenue growth rates, forecasted earnings before interest, taxes, depreciation, and amortization margins, and the selection of a discount rate. These assumptions may be affected by expectations about future market or economic conditions. See Note 7 - Intangible Assets and Note 2 - Summary of Significant Accounting Policies, for further discussion on the fair value measurement of intangible assets.

Summary of Level 3 Input Changes

The following table sets forth a summary of changes to those fair value measures using Level 3 inputs for the year ended June 30, 2024:

Derivative Warrant
Liabilities
(in thousands)
Balance as of June 30, 2022	$1,796
Issued	10,998
Settlements	—
Included in earnings	(6,391)
Balance as of June 30, 2023	6,403
Issued (1)	5,148
Settlements (1)	(2,810)
Included in earnings	4,004
Balance as of June 30, 2024	$12,745

(1)

Primarily relates to warrants to purchase 2,173,912 common shares issued with the Company’s June 2023 equity financing that were exercised in June 2024. The warrants were converted into 367,478 shares of common stock (“Settlements”) and 1,806,434 pre-funded warrants to purchase shares of common stock with an exercise price of $0.0001 per share (“Issued”). See Note 14 - Stockholders’ Equity and Note 16 - Warrants for further detail.

Level 3 Inputs

Significant assumptions as of June 30, 2024, used in valuing the derivative warrant liabilities, marked to market, were as follows:

	June 2023 Warrants	Warrants
	Tranche A	Other (1)
	Monte Carlo & Black-Scholes	Black-Scholes
Aytu closing stock price	$2.92	$2.92
Equivalent term (years)	3.9	2.6	-	3.2
Expected volatility	80.3%	83.2%	-	87.5%
Risk-free rate	4.4%	4.5%	-	4.6%
Dividend yield	0%		0%

(1)	Includes August 2022 Warrants, March 2022 Warrants, Avenue Capital Warrants and Tranche B Pre-Funded Warrants. See Note 16 - Warrants for definitions of these terms and further information.

Note 13 - Income Taxes

For fiscal 2024, there was $2.1 million of income tax expense from continuing operations, which was an effective tax rate of negative 20.6%. This was primarily driven by Section 382 limitation of the IRC on post-Tax Cuts and Jobs Act (“TCJA”) net operating loss (“NOL”) utilization, as further described below, coupled with existing valuation allowances. As of June 30, 2024, the Company had $0.8 million of deferred tax assets (“DTAs”), net of valuation allowance from continuing operations, included in other non-current assets; $0.8 million of deferred tax liabilities (“DTLs”) from continuing operations included in other non-current liabilities; and $0.3 million of accrued income taxes payable included in accrued liabilities in the consolidated balance sheets.

For fiscal 2023, there was $0.3 million of income tax expense from continuing operations with an effective tax rate of negative 3.6%, primarily due to a full valuation allowance. This income tax expense was primarily driven by the limitations on losses as a result of Section 382 of the IRC changes in ownership coupled with existing valuation allowances and release of the naked credit. As of June 30, 2023, the Company had $1.4 million of DTAs, net of valuation allowance from continuing operations, included in other non-current assets; $1.4 million of DTLs from continuing operations included in other non-current liabilities; and $0.1 million of accrued income taxes payable included in accrued liabilities in the consolidated balance sheets.

Section 382 Limitation

Under the provisions of the IRC, substantial changes in the Company’s ownership have resulted in limitations on the amount of NOL carryforwards that can be utilized in future years. NOL carryforwards are subject to examination in the year they are utilized regardless of whether the tax year in which they are generated has been closed by statute. The amount subject to disallowance is limited to the NOL utilized. Accordingly, the Company may be subject to examination for prior NOLs generated as such NOLs are utilized.

As part of the Company’s Section 382 analysis, an ownership change was determined to have occurred in March 2022 at a point in time when the Company had a net unrealized built-in gain. As such, the NOL generated during that period has been allocated and the post-change NOL (approximately $12 million) was determined to be fully available to offset fiscal 2023 pre-change income subject to the 80% limitation. The Company also determined that an ownership change occurred in June 2023 at a time when the Company was in a net unrealized built-in loss position. As a result of the Section 382 analysis, the Company had $0.3 million of disallowed recognized built-in loss that was carried forward as a net operating loss as of June 30, 2023. For fiscal 2024, an additional $8.8 million of disallowed recognized built-in loss was carried forward as an operating loss. These operating loss carryovers are subject to the June 2023 Section 382 limitation.

The Company had federal net operating losses of $519.6 million as of June 30, 2024, that is subject to limitation (as described above). Of the available federal net operating losses, $186.6 million can be carried forward indefinitely, and $333.0 million will completely expire in 2037. Of the amount set to expire, $329.2 million will expire unused as a result of the ownership change. As of June 30, 2024, the Company had research and development credits of $3.0 million, which will begin to expire in 2025 and are also subject to Section 382 limitation. The available state net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2025 and will completely expire in 2039.

As of June 30, 2024, the Company had various state NOL carryforwards. The determination of the state NOL carryforwards is dependent on apportionment percentages and state laws that can change from year to year and impact the amount of such carryforwards.

The Company notes there is diversity in practice regarding the treatment of deductions or loss carryforwards that are expected to expire unutilized. Generally, it is not appropriate to use zero as an applicable tax rate and rather, a DTA should be recorded at the applicable tax rate and a valuation of an equal amount would be provided. However, under certain circumstances it may be appropriate to follow an alternative approach and use a zero rate to write off the asset against the valuation allowance, reducing the valuation allowance and gross DTAs disclosed. The Company considered both accounting viewpoints and determined it would present its NOL carryforwards gross with a full valuation allowance and not apply a zero rate to NOL carryforwards expected to expire unutilized.

In review of the Company’s consolidated deferred position, excluding NOLs and other tax attributes, the Company is in a net DTA position and therefore all NOLs are being fully valued and not utilized against a net DTL.

The provision for income taxes consisted of the following:

	Year Ended June 30,
	2024	2023
	(in thousands)
Current:
Federal	$1,886	$333
State	256	56
Total current tax expense	2,142	389

Deferred:
Federal	—	(109)
State	—	(17)
Total deferred tax expense	—	(126)
Provision for income taxes	$2,142	$263

Income tax expense resulting from applying statutory rates in jurisdictions in which the Company is taxed (federal and various states) differs from the income tax expense in the consolidated financial statements. A reconciliation of the United States federal statutory income tax rates to the Company’s effective tax rate is as follows.

	Year Ended June 30,
	2024		2023
	(in thousands, except tax rate)
Tax at statutory rate	$(2,179)	21.0%	$(1,531)	21.0%
State income taxes, net of federal benefit	(906)	8.7%	(1,427)	19.6%
Stock-based compensation expense	19	(0.2)%	—	—%
Contingent consideration	—	—%	(121)	1.7%
Change in valuation allowance	5,172	(49.8)%	3,225	(44.2)%
Other	36	(0.3)%	117	(1.6)%
Net income tax expense	$2,142	(20.6)%	$263	(3.6)%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows:

	June 30,
	2024	2023
	(in thousands)
Deferred tax assets:
Net operating loss carry forward	$119,170	$113,819
Interest	4,845	4,188
Accrued rebates	3,819	6,994
Warrant derivatives	3,061	1,504
Research and development credits	2,416	2,416
Stock-based compensation expense	1,259	4,250
Accrued expenses	1,027	758
Section 174 capitalization	780	836
Inventory	256	743
Lease liability	305	492
Fixed assets	99	—
Other	975	1,332
Total deferred tax assets	138,012	137,332
Less: valuation allowance	(137,250)	(135,954)
Deferred tax assets, net of valuation allowance	762	1,378

Deferred tax liabilities:
Intangibles	(563)	(845)
ROU asset	(199)	(483)
Fixed assets	—	(50)
Total deferred tax liabilities	(762)	(1,378)
Net deferred tax liabilities	$—	$—

The Company has recorded a valuation allowance of $137.3 million and $136.0 million at June 30, 2024, and 2023, respectively, to reserve its net DTAs. In assessing the realizability of DTAs, management considers whether it is more likely than not that some portion or all of the DTAs will not be realized. The ultimate realization of DTAs is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carry back opportunities and tax planning strategies in making the assessment. The Company believes it is more likely than not that it will realize the benefits of these deductible differences, net of the valuation allowance provided.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company has no accrued interest related to its uncertain tax positions as they all relate to timing differences that would adjust the Company’s NOL, interest expense carryover or research and development credit carryover and therefore do not require recognition. As a result of these timing differences, at June 30, 2024, and 2023 the Company had gross unrecognized tax benefits related to uncertain tax positions of $1.3 million and $2.9 million, respectively. Changes in unrecognized benefits in any given year are recorded as a component of deferred tax expense.

A tabular roll-forward of the Company’s gross unrecognized tax benefit related to uncertain tax positions is below.

	June 30,
	2024	2023
	(in thousands)
Beginning balances	$2,948	$2,822
Decrease resulting from current period tax positions	(1,996)	(120)
Increase resulting from current period tax positions	361	246
Ending balances	$1,313	$2,948

The change in the Company’s gross unrecognized tax benefits relates to filed method changes with the IRS for the tax return year ending June 30, 2023. Additionally, Neos pre-acquisition tax years are subject to the same general statute of limitations, resulting in its tax years back to 2005 being subject to examination.

The income tax expense (benefit) allocated to continuing operations and discontinued operations for the years ended June 30, 2024, and 2023, were as follows:

	Year Ended June 30,
	2024	2023
	(in thousands)
Continuing operations income tax expense	$2,142	$263
Discontinued operations income tax benefit	(374)	(263)
Total income tax expense	$1,768	$—

See Note 20 – Discontinued Operations for further detail on the Company’s discontinued operations related to the wind down and divestiture of its Consumer Health business.

Note 14 - Stockholders’ Equity

The Company has 200.0 million shares of common stock authorized with a par value of $0.0001 per share and 50.0 million shares of preferred stock authorized with a par value of $0.0001 per share. As of June 30, 2024, and 2023, the Company had 5,972,638 and 5,517,174 common shares issued and outstanding, respectively, and no preferred shares issued and outstanding. As of June 30, 2024, included in common stock outstanding are 25,360 shares of unvested restricted stock issued to executives, directors and employees.

On June 8, 2020, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on June 17, 2020. This shelf registration statement covered the offering, issuance, and sale by the Company of up to an aggregate of $100.0 million of its common stock, preferred stock, debt securities, warrants, rights and units. On June 4, 2021, the Company entered into a sales agreement with a sales agent, to provide for the offering, issuance and sale by the Company of up to $30.0 million of its common stock from time to time in “at-the-market” offerings under the 2020 Shelf (the “ATM Sales Agreement”). During the year ended June 30, 2023, the Company issued 699,929 shares of common stock under the ATM Sales Agreement, with total net proceeds of $2.9 million. The 2020 Shelf expired in June 2023 and the ATM Agreement was terminated in July 2023.

On September 28, 2021, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 7, 2021. This shelf registration statement covered the offering, issuance and sale by the Company of up to an aggregate of $100.0 million of its common stock, preferred stock, debt securities, warrants, rights and units (the “2021 Shelf”). As of June 30, 2024, $82.4 million remained available under the 2021 Shelf. This availability is subject to SEC 1.B.6 limitation to the Form S-3. The 2021 Shelf expires in October 2024. Given the upcoming expiration of the 2021 Shelf, concurrent with the filing of this Form 10-K the Company expects to file a new shelf registration statement to cover the offering, issuance and sale by the Company of up to an aggregate of $100.0 million of its common stock, preferred stock, debt securities, warrants, rights and units (the “2024 Shelf”).

On March 7, 2022, the Company closed on an underwritten public offering utilizing the 2021 Shelf, pursuant to which, the Company sold, (i) 151,500 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 151,500 shares of common stock, and (iii) common stock purchase warrants to purchase up to 333,300 shares of common stock (the “March 2022 Offering”). The shares of common stock and the pre-funded warrants were each sold in combination with corresponding common warrants, with one common warrant to purchase 1.1 shares of common stock for each share of common stock or each pre-funded warrant sold. The pre-funded warrants have an exercise price of $0.002 per share of common stock and were exercised in full in April 2022. The common warrants have an exercise price of $26.00 per share of common stock and are exercisable six months after the date of issuance and have a term of five years from the date of exercisability. The Company raised gross proceeds of $7.6 million through the March 2022 Offering before commission and other costs of $0.8 million. The pre-funded and common warrants have a combined fair value of approximately $2.8 million at issuance and are classified as derivative warrant liabilities with the offset in additional paid in capital in stockholders’ equity in the Company’s consolidated financial statements (see Note 16 - Warrants).

On August 11, 2022, the Company closed on an underwritten public offering (the “August 2022 Offering”) utilizing the 2021 Shelf, pursuant to which it sold an aggregate of (i) 1,075,290 shares of its common stock; (ii) in lieu of common stock to certain investors that so chose, pre-funded warrants to purchase 87,500 shares of its common stock; and (iii) accompanying warrants to purchase 1,265,547 shares of its common stock. The shares of common stock and the pre-funded warrants were each sold in combination with corresponding common warrants, with one common warrant to purchase one share of common stock for each share of common stock or each pre-funded warrant sold. The combined public offering price for each share of common stock and accompanying common warrant was $8.60, and the combined offering price for each pre-funded warrant and accompanying common warrant was $8.58, which equated to the public offering price per share of the common stock and accompanying common warrant, less the $0.02 per share exercise price of each pre-funded warrant. The pre-funded warrants were exercised in full in August 2022. The common warrants have an exercise price of $8.60 per share of common stock and are exercisable for a period of five years from issuance. The Company raised $10.0 million in gross proceeds through the August 2022 Offering before underwriting fees and other expenses of $0.9 million. The pre-funded and common warrants had a combined fair value of approximately $6.0 million at issuance and are classified as derivative warrant liabilities, with the offset in additional paid in capital in stockholders’ equity in the Company’s consolidated financial statements (see Note 16 - Warrants).

On June 8, 2023, using a placement agent, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors, pursuant to which the Company issued and sold an aggregate of (i) 1,743,695 shares of the Company’s common stock; (ii) pre-funded warrants in lieu of shares to purchase 430,217 shares of common stock (the “June 2023 Pre-Funded Warrants”); (iii) accompanying tranche A warrants to purchase 2,173,912 shares of common stock (the “Tranche A Warrants”); and (iv) accompanying tranche B warrants to purchase 2,173,912 shares of common stock in a best-efforts offering (the “Tranche B Warrants” and the Tranche A Warrants together with the Tranche B Warrants, the “Common Warrants”). The Common Warrants may be exercised for either shares of common stock or pre-funded warrants to purchase common stock at a future exercise price of $0.0001 per share in the same form as the June 2023 Pre-Funded Warrants (the “Exchange Warrants”). Each pre-funded warrant is exercisable for one share of common stock at an exercise price of $0.0001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The Common Warrants are immediately exercisable at a price of $1.59 per share (or $1.5899 per Exchange Warrant). The Tranche A Warrants will expire upon the earlier of (i) five years after the date of issuance or (ii) 30 days following the closing price of the Company’s common stock equaling 200% of the exercise price ($3.18 per share) for at least 40 consecutive trading days. The Tranche B Warrants were exercised in June 2024 as further described below. The Company raised $4.0 million in gross proceeds and net proceeds were $3.4 million after deducting offering expenses. The June 2023 Pre-Funded Warrants do not have an expiration date. The warrants had a combined fair value of approximately $5.0 million at issuance and are classified as derivative warrant liabilities. The resulting offset is recorded in derivative warrant liabilities (loss) gain along with the issuance costs of $0.6 million in the consolidated financial statement of operations (see Note 16 - Warrants).

On June 14, 2024, the Tranche B Warrants were exercised, generating proceeds of $3.5 million. The Tranche B Warrants were converted into 367,478 shares of common stock and 1,806,434 pre-funded warrants to purchase shares of common stock with an exercise price of $0.0001 per share (the “Tranche B Pre-Funded Warrants”). The Tranche B Pre-Funded Warrants had a fair value of approximately $5.1 million at issuance and are classified as derivative warrant liabilities, with the offset in additional paid in capital in stockholders’ equity in the Company’s consolidated financial statements. The Company used a portion of the proceeds from the Tranche B Warrants exercise as part of the Avenue Capital loan repayment described further in Note 11 - Long-Term Debt.

Note 15 - Equity Incentive Plans

2023 Equity Incentive Plan

On May 18, 2023, the Company’s stockholders approved the Aytu BioPharma, Inc. 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”). Prior to the Company’s adoption of the 2023 Equity Incentive Plan, the Company awarded equity incentive grants to its directors and employees under the Aytu BioScience, Inc. 2015 Stock Option and Incentive Plan (the “Aytu 2015 Plan”) and the Neos Therapeutics, Inc. 2015 Stock Options and Incentive Plan (the “Neos 2015 Plan”, and collectively with the Aytu 2015 Plan, the “2015 Plans”). For the 2023 Equity Incentive Plan, the stockholders approved (i) 200,000 new shares; (ii) 87,129 shares available for grant under the 2015 Plans be “rolled over” to the 2023 Equity Incentive Plan; and (iii) any shares that are returned to the Company under the 2015 Plans be added to the 2023 Equity Incentive Plan. With the approval of the 2023 Equity Incentive Plan, no additional awards will be granted under the 2015 Plans. All outstanding awards previously granted under previous stock incentive plans will remain outstanding and subject to the terms of the plans. Stock options granted under the 2023 Equity Incentive Plan have contractual terms of 10 years or less from the grant date and a vesting period ranging from 3 to 4 years. The restricted stock awards and restricted stock units have a vesting period of 3 to 4 years. As of June 30, 2024, the Company had 182,322 shares that are available for grant under the 2023 Equity Incentive Plan.

Aytu 2015 Plan

On June 1, 2015, the Company’s stockholders approved the Aytu 2015 Plan, which, as amended in July 2017, provides for the award of stock options, stock appreciation rights, restricted stock, and other equity awards. On February 13, 2020, the Company’s stockholders approved an increase to 250,000 total shares of common stock in the Aytu 2015 Plan. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the Aytu 2015 Plan will be added back to the shares of common stock available for issuance under the 2023 Equity Incentive Plan. Stock options granted under this plan have contractual terms of 10 years from the grant date and a vesting period ranging from 3 to 4 years. The restricted stock awards have a vesting period ranging from 4 to 10 years, and the restricted stock units have a vesting period of 4 years.

Neos 2015 Plan

Pursuant to the Neos Acquisition, the Company assumed 3,486 stock options and 1,786 restricted stock units previously granted under the Neos 2015 Plan. Accordingly, on April 19, 2021, the Company registered 5,272 shares of its common stock under the Neos 2015 Plan with the SEC. The terms and conditions of the assumed equity securities remained the same as they were previously under the Neos 2015 Plan. The Company allocated costs of the replacement awards attributable to pre-combination and post-combination service periods. The pre-combination service costs were included in the consideration transferred. The remaining costs attributable to the post-combination service period are being recognized as stock-based compensation expense over the remaining terms of the replacement awards. Stock options granted under this plan have contractual terms of 10 years from the grant date and a vesting period ranging from 1 to 4 years.

Stock Options

During the year ended June 30, 2024, 113,500 stock options were granted. The weighted-average grant date fair value of options granted during the year ended June 30, 2024, was $1.74. During the year ended June 30, 2024, there was $0.2 million of total unrecognized compensation cost adjusted for estimated forfeitures, related to non-vested stock options granted under the Company’s equity incentive plan. During the fiscal year ended June 30, 2023, 49,212 stock options were granted. The weighted-average grant date fair value of options granted during the year ended June 30, 2023, was $4.00. During the year ended June 30, 2023, there was $0.1 million of total unrecognized compensation cost adjusted for estimated forfeitures, related to non-vested stock options granted under the Company’s equity incentive plan. The unrecognized compensation cost is expected to be recognized over a weighted average period of 1.9 years.

Stock option activity is as follows:

			Weighted
			Average
		Weighted	Remaining
	Number of	Average	Contractual
	Options	Exercise Price	Life in Years
Outstanding at June 30, 2023	52,762	$18.37	9.1
Granted	113,500	$1.74	9.2
Forfeited/cancelled	(16,610)	$3.20	—
Expired	(3,113)	$66.84	—
Outstanding at June 30, 2024	146,539	$6.18	8.8

Exercisable at June 30, 2024	25,068	$26.06	8.0

The following table details the options outstanding at June 30, 2024, by range of exercise prices:

					Weighted
					Average
					Remaining
				Weighted	Contractual
Range of			Number of	Average	Life of	Number of	Weighted
Exercise			Options	Exercise	Options	Options	Average
Prices			Outstanding	Price	Outstanding	Exercisable	Exercise Price
	$1.73		102,000	$1.73	9.1	—	$—
	$2.53		1,500	$2.53	9.6	—	$—
$4.00	-	$290.00	43,039	$16.85	8.1	25,068	$225.74
			146,539	$6.18	8.8	25,068	$225.74

Restricted Stock

During the year ended June 30, 2024, the Company granted a total of 12,500 shares of restricted stock, with certain accelerated vesting conditions, to members of its non-employee directors pursuant to the 2023 Equity Incentive Plan, of which 1/3 vest on the grant date and 1/12 on the first day of each quarter thereafter, subject to continuing service to the Company through each vesting date. These restricted stock grants have a weighted average grant date fair value of $1.77 per share.

During the year ended June 30, 2023, as a result of the change in members of the Company’s board, the Company accelerated unvested shares for two former members and recorded $1.5 million of non-cash equity compensation expense.

On December 19, 2022, the Company entered into a stipulation of compromise and settlement (the “Stipulation”). As a part of the terms of the Stipulation, the Company agreed to rescind 25% of the aggregate 2021 grants to board members. As a result of the recission of the shares, the Company recorded $0.6 million in non-cash compensation during the year ended June 30, 2023.

During the year ended June 30, 2023, the Company granted a total of 6,825 shares of restricted stock, with certain accelerated vesting conditions, to members of its management team pursuant to the Aytu 2015 Plan, of which 1/3 vest on the grant date and 1/12 on the first day of each quarter thereafter, subject to continuing employment with the Company through each vesting date. These restricted stock grants have a grant date fair value ranging from $3.31 per-share to $13.4 per-share.

Restricted stock activity under the 2023 Equity Incentive Plan is as follows:

		Weighted
		Average Grant
	Number of	Date Fair
	Shares	Value
Unvested at June 30, 2023	38,075	$142.20
Granted	12,500	$1.77
Vested	(25,971)	$113.37
Forfeited/cancelled	(499)	$147.15
Unvested at June 30, 2024	24,105	$100.34

As of June 30, 2024, there was $1.0 million of total unrecognized compensation costs adjusted for estimated forfeitures, related to non-vested restricted stock granted under the Company’s equity incentive plan. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.5 years. The total fair value of restricted stock vested during the year ended June 30, 2024, was $0.1 million.

The Company previously issued 4 shares of restricted stock outside of the Aytu 2015 Plan, which vest in July 2026. On January 17, 2022, the Company granted 5,000 shares of restricted stock to a member of its management team outside of the Aytu 2015 Plan, of which 1/3 vest on January 17, 2023, and 1/12 each quarter thereafter, subject to continuing employment with the Company through each vesting date until January 17, 2025. This restricted stock grant has a grant date fair value of $27.00 per share. As of June 30, 2024, there was $0.2 million total unrecognized costs adjusted for estimated forfeitures, related to non-vested restricted stock outside of the Company’s equity incentive plan. The unrecognized compensation cost is expected to be recognized over a weighted average period of 0.6 years.

Restricted Stock Units

For the years ended June 30, 2024, and 2023, the Company did not grant restricted stock units (“RSU”). RSU activity is as follows:

		Weighted
		Average Grant
	Number of	Date Fair
	Shares	Value
Unvested at June 30, 2023	4,963	$25.62
Vested	(2,249)	$24.28
Forfeited/cancelled	(939)	$31.60
Unvested at June 30, 2024	1,775	$24.14

As of June 30, 2024, there was no material unrecognized compensation costs adjusted for estimated forfeitures, related to non-vested RSUs granted under the Company’s equity incentive plans. The unrecognized compensation cost is expected to be recognized over a weighted average period of 0.7 years. The total fair value of RSUs vested during the year ended June 30, 2024, was immaterial.

Stock-based compensation expense from continuing operations related to the fair value of stock options, restricted stock and RSUs was included in the consolidated statements of operations as set forth in the below table:

	Year Ended
	June 30,
	2024	2023
	(in thousands)
Cost of sales	$2	$28
Research and development	6	30
Selling and marketing	—	23
General and administrative	2,365	5,641
Total stock-based compensation expense	$2,373	$5,722

Note 16 - Warrants

Liability Classified Warrants

The Company accounts for liability classified warrants by recording the fair value of each instrument in its entirety and recording the fair value of the warrant derivative liability. The fair value of liability classified derivative financial instruments was calculated using either the Black-Scholes option pricing model or the Monte Carlo simulation model and is revalued every quarter. Changes in the fair value of liability classified derivative financial instruments in subsequent periods are recorded as unrealized derivative gain or loss in the consolidated statements of operations.

On June 8, 2023, using a placement agent, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors, pursuant to which the Company issued and sold an aggregate of (i) 1,743,695 shares of the Company’s common stock; (ii) June 2023 Pre-Funded Warrants in lieu of shares to purchase 430,217 shares of common stock; (iii) accompanying Tranche A Warrants to purchase 2,173,912 shares of common stock; and (iv) accompanying Tranche B Warrants to purchase 2,173,912 shares of common stock in a best-efforts offering (the Tranche A Warrants together with the Tranche B Warrants, the “Common Warrants”). The Common Warrants may be exercised for either shares of common stock or pre-funded warrants to purchase common stock at a future exercise price of $0.0001 per share in the same form as the June 2023 Pre-Funded Warrants (the “Exchange Warrants”). Each pre-funded warrant is exercisable for one share of common stock at an exercise price of $0.0001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The Common Warrants are immediately exercisable at a price of $1.59 per share (or $1.5899 per Exchange Warrant). The Tranche A Warrants will expire upon the earlier of (i) five years after the date of issuance or (ii) 30 days following the closing price of the Company’s common stock equaling 200% of the exercise price ($3.18 per share) for at least 40 consecutive trading days. The Tranche B Warrants were exercised in June 2024 as further described below. The Company raised $4.0 million in gross proceeds and net proceeds were $3.4 million after deducting offering expenses. The June 2023 Pre-Funded Warrants do not have an expiration date. The warrants had a combined fair value of approximately $5.0 million at issuance and are classified as derivative warrant liabilities. The resulting offset is recorded in derivative warrant liabilities (loss) gain along with the issuance costs of $0.6 million in the consolidated financial statement of operations (see Note 14 - Stockholders’ Equity).

On June 14, 2024, the Tranche B Warrants were exercised, generating proceeds of $3.5 million. The Tranche B Warrants were converted into 367,478 shares of common stock and 1,806,434 Tranche B Pre-Funded Warrants to purchase shares of common stock with an exercise price of $0.0001 per share. The Tranche B Pre-Funded Warrants, which do not have an expiration date, had a fair value of approximately $5.1 million at issuance and are classified as derivative warrant liabilities, with the offset in additional paid in capital in stockholders’ equity in the Company’s consolidated financial statements. The Company used a portion of the proceeds from the Tranche B Warrants exercise as part of the Avenue Capital loan repayment described further in Note 11 - Long-Term Debt.

On August 11, 2022, the Company closed on the August 2022 Offering, pursuant to which, the Company issued pre-funded warrants to purchase 87,500 shares of its common stock and common warrants to purchase 1,265,547 shares of its common stock. The shares of common stock and the pre-funded warrants were each sold in combination with corresponding common warrants, which one common warrant to purchase one share of common stock for each share of common stock or each pre-funded warrant sold. The pre-funded warrants had an exercise price of $0.02 per share of common stock and were exercised in full in August 2022. The common warrants have an exercise price of $8.60 per share of common stock and are exercisable for a period of five years from issuance. The common warrants provide that if there occurs any a stock split, stock dividend stock recapitalization, or similar event (a “Stock Combination Event”), then the warrant exercise price will be adjusted to the greater of the quotient determined by dividing (x) the sum of the VWAP of the common stock for each of the five lowest trading days during the 20 consecutive trading day period ending immediately preceding the 16th trading day after such Stock Combination Event, divided by (y) five; or $2.32 and the number of shares of common stock to be issued would be adjusted proportionately as set forth in the agreement limited to a maximum of 2,325,581 shares. The common warrants also provide that in the event the Company were to engage in an equity offering at a common stock price lower than the warrant exercise price prior to the second anniversary of a Stock Combination Event, the exercise price would be adjusted to the greater of the effective price of such equity offering or $2.32 (see Note 14 - Stockholders’ Equity).

In November 2022 and throughout the quarter ended December 31, 2022, the Company sold shares through its ATM Sales Agreement. Per the warrant agreement in the August 2022 Offering, these sales qualified as an equity offering and the sales price was less than the current exercise price of $8.60. As a result, the associated common warrants exercise price was adjusted to $3.30. On January 6, 2023, the Company consummated a 20 to 1 reverse stock split. Pursuant to the aforementioned warrant agreement, the Company triggered a Stock Combination Event and the warrant exercise price and number to be issued was adjusted based on the average of each of the lowest five trading days during the twenty-day consecutive trading day period beginning on December 30, 2022. Subsequently, as a result of the Securities Purchase Agreement in June 2023, the common warrants from the August 2022 Offering had an adjusted exercise price of $2.32.

On March 7, 2022, the Company closed on an underwriting agreement, pursuant to which, the Company sold, (i) 151,500 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 151,500 shares of common stock, and (iii) common warrants to purchase up to 333,300 shares of common stock. The shares of common stock and the pre-funded warrants were each sold in combination with corresponding common warrants, with one common warrant to purchase 1.1 shares of common stock for each share of common stock or each pre-funded warrant sold. The pre-funded warrants have an exercise price of $0.002 per share of common stock and were exercised in full in April 2022. The common warrants have an exercise price of $26.00 per share of common stock and are exercisable six months after the date of issuance and have a term of five years from the date of exercisability (see Note 14 - Stockholders’ Equity).

On January 26, 2022, as consideration for entering into the Avenue Capital Agreement as described in Note 11 – Long-Term Debt, the Company issued warrants to the Avenue Capital Lenders to purchase shares of common stock at an exercise price equal to $24.20 per share (the “Avenue Capital Warrants”). The Avenue Capital Warrants provided that in the event the Company were to engage in an equity offering at a price lower than $24.20 prior to June 30, 2022, the exercise price would be adjusted to the effective price of such equity offering and the number of shares of common stock to be issued under the Avenue Capital Warrants would be adjusted as set forth in the agreement. The Avenue Capital Warrants were immediately exercisable and expire on January 31, 2027. At inception, the Company accounted for the Avenue Capital Warrants as a derivative warrant liability as the number of warrants was not fixed at the issuance (see Note 11 – Long-Term Debt for further details).

Outstanding warrants that are classified as derivative warrant liabilities in the consolidated balance sheets are marked to market at each reporting period (see Note 12 – Fair Value Considerations).

A summary of warrants is as follows:

			Weighted
			Average
		Weighted	Remaining
	Number of	Average	Contractual
	Warrants	Exercise Price	Life in Years (4)
Outstanding June 30, 2023 (1)	6,538,052	$4.42	4.7
Warrants issued (2)	1,806,434	$0.0001	N/A
Warrants exercised	(2,247,648)	$1.61	—
Warrants expired	(20,958)	$300.00	—
Outstanding June 30, 2024 (3)	6,075,880	$3.71	3.1

(1)

The number of warrants outstanding as of June 30, 2023, is comprised of 6,068,763 liability classified warrants, 430,217 liability classified June 2023 Pre-Funded Warrants and 39,072 equity classified warrants.

(2)	The warrants issued during fiscal 2024 were a result of 1,806,434 Tranche B Warrants being exercise to 1,806,434 Tranche B Pre-Funded Warrants.
(3)

The number of warrants outstanding as of June 30, 2024, is comprised of 3,821,115 liability classified warrants, 430,217 liability classified June 2023 Pre-Funded Warrants, 1,806,434 liability classified Tranche B Pre-Funded Warrants and 18,114 equity classified warrants.

(4)	As pre-funded warrants do not have an expiration date, they have been excluded from the calculation of the weighted average remaining contractual life in years.

Note 17 - Restructuring Costs

As part of the Company’s previously announced restructuring activities related to the wind down and divestiture of the Consumer Health business and the closure of the Grand Prairie, Texas manufacturing site, the Company has incurred expenses that qualify as exit and disposal costs under U.S. GAAP. These include severance and employee benefit costs as well as other direct separation benefit costs, right of use asset impairment charges, fixed asset and other asset impairment charges, accelerated depreciation of fixed assets, contract termination costs, and inventory write-downs. Severance and employee benefit costs primarily relate to cash severance. Restructuring costs associated with the Consumer Health business are recorded within the net loss from discontinued operations, net of tax in the consolidated financial statement of operations (see Note 20 - Discontinued Operations).

The expense associated with the closure of the Grand Prairie, Texas manufacturing site such as severance and employee benefits and exit and disposal activities are included in restructuring costs in the consolidated statements of operations. There have been no inventory write-downs associated with this closure. The Company does not expect to incur any additional significant restructuring costs related to the closure of the Grand Prairie, Texas manufacturing site during fiscal 2025. As of June 30, 2024, the Company had accrued $0.9 million and $0.4 million related to accrued severance and employee benefits and accrued exit and disposal activity costs, respectively, related to the closure of the Grand Prairie, Texas manufacturing facility.

A summary of restructuring costs incurred during the year ended June 30, 2024, is as follows:

	Year Ended June 30, 2024
	Severance and Employee Benefits (1)	Exit and Disposal Activities (1)	Total
	(in thousands)
Closure of Grand Prairie, Texas manufacturing site	$1,125	$1,031	$2,156

(1)	Expense associated with severance and employee benefits and exit and disposal activities are included in restructuring costs in the consolidated statements of operations.

Note 18 - Commitments and Contingencies

Pediatric Portfolio Fixed Payments and Product Milestone

The Company assumed two fixed, periodic payment obligations to an investor (the “Fixed Obligation”). Under the first fixed obligation, the Company was to pay a monthly payment of $0.1 million beginning November 1, 2019, through January 2021, with a balloon payment of $15.0 million that was to be due in January 2021 (“Balloon Payment Obligation”). A second fixed obligation required the Company pay a minimum of $0.1 million monthly through February 2026, except for $0.2 million paid in January 2020.

On May 29, 2020, the Company entered into an early payment agreement and escrow instruction (the “Early Payment Agreement”) pursuant to which the Company agreed to pay $15.0 million to the investor in satisfaction of the Balloon Payment Obligation. The parties to the Early Payment Agreement acknowledged and agreed that the remaining fixed payments other than the Balloon Payment Obligation remained due and payable pursuant to the terms of the agreement, and that nothing in the Early Payment Agreement alters, amends, or waives any provisions or obligations in the waiver or the investor agreement other than as expressly set forth therein. The first fixed obligation was fully paid as of January 2021.

On June 21, 2021, the Company entered into a waiver, release and consent pursuant to which the Company paid $2.8 million to the investor in satisfaction of the second fixed obligation. The Company agreed to pay the remaining fixed obligation of $3.0 million in six equal quarterly payments of $0.5 million over the next six quarters commencing September 30, 2021. The Company accounted for the waiver, release and consent as a debt and remeasured the related liabilities using a discounted cash flow model. This fixed payment arrangement was paid in full by January 2023.

The Company acquired the Tris Karbinal Agreement, under which the Company is granted the exclusive right to distribute and sell Karbinal in the United States. The initial term of the agreement was 20 years. The Company pays Tris a royalty equal to 23.5% of net revenue from the product.

The Tris Karbinal Agreement also contains minimum unit sales commitments, which is based on a commercial year that spans from August 1 through July 31, of 70,000 units annually through 2025. The Company is required to pay Tris a royalty make-whole payment of $30 for each unit under the 70,000-unit annual minimum sales commitment through 2025. The Tris Karbinal Agreement make-whole payment is capped at $2.1 million each year. The annual payment is due in August of each year. The Tris Karbinal Agreement also has multiple commercial milestone obligations that aggregate up to $3.0 million based on cumulative net revenue from the product, the first of which is triggered at $40.0 million. As of June 30, 2024, the fixed payment arrangement balance was $1.9 million in other current liabilities, and $0.2 million in other non-current liabilities on the consolidated balance sheet.

Operating Lease

In June 2024, the Company entered into a forward-starting operating lease agreement to lease office space in Berwyn, Pennsylvania from the owner of the office space that the Company is currently renting under a sublease arrangement. The Company has determined that it is an operating lease, and that lease commencement occurred in July 2024. The initial is from March 1, 2025, through July 31, 2030, and under the lease agreement the Company has one five-year renewal option to extend the lease through July 2035. Undiscounted minimum monthly rent payments average approximately $13,000 over the initial term of the lease.

In May 2023, the Company entered into an operating lease agreement to relocate its principal office from Englewood, Colorado to Denver, Colorado. The lease has a commencement date of October 1, 2023, with an initial term of five and a half years. Undiscounted minimum monthly rent payments average approximately $15,500 over the initial term of the lease. Variable lease payments will be expensed as incurred. Under the lease agreement, the Company has one five-year renewal option through March 2034.

Legal Matters

Witmer Class-Action Securities Litigation

A stockholder derivative suit was filed on September12, 2022, in the Delaware Chancery Court by Paul Witmer, derivatively and on behalf of all Aytu stockholders, against Armistice Capital, LLC, Armistice Capital Master Fund, Ltd., Steve Boyd (Armistice’s Chief Investment Officer and Managing Partner, and a former director of Aytu), and certain other current and former directors of Aytu, Joshua R. Disbrow, Gary Cantrell, John Donofrio, Jr., Michael Macaluso, Carl Dockery and Ketan B. Mehta. Plaintiff amended the complaint on April 5, 2023. The Amended Complaint dropped Mr. Macaluso as a defendant and alleges that (i) Armistice facilitated the sale of assets of Cerecor in 2019 and Innovus in 2020 to Aytu in exchange for convertible securities which it subsequently converted and sold at a profit on the open market; (ii) the Armistice defendants breached their fiduciary duties, were unjustly enriched and wasted corporate assets in connection with these acquisitions; (iii) the Armistice defendants breached their fiduciary duties by engaging in insider trading; and (iv) the other directors breached their fiduciary duties, and aided and abetted the Armistice defendants’ breaches of fiduciary duties, in connection with these acquisitions. The Amended Complaint sought unspecified damages, equitable relief, restitution, disgorgement of profits, enhanced governance and internal procedures, and attorneys’ fees. While the Company believes that this lawsuit is without merit and have vigorously defended against it, the Company agreed to settle the matter for various corporate governance modifications and the payment of plaintiff’s attorneys’ fees. That settlement is subject to court approval, the hearing on which has not yet been scheduled.

Sabby Litigation

A complaint was filed on February 22, 2023, in the Supreme Court of the State of New York by Sabby Volatility Warrant Master Fund LTD (“Sabby”) and Walleye Opportunities Master Fund Ltd (“Walleye”), holders of certain warrants to purchase common stock, against the Company. The complaint alleged that the Company improperly adjusted the exercise price of the warrants and miscalculated the number of shares the warrant holders may receive, and that the Company failed to provide prompt notice to the warrant holders of such adjustment. The complaint sought a declaratory judgment of the warrant share calculation, that 575,000 warrant shares be due to Sabby on exercise of its warrants rather than 312,908 shares, and that 100,000 warrant shares be due to Walleye on exercise of its warrants rather than 54,146 shares. In October 2023, the Company entered into a settlement agreement and general release with Sabby and Walleye.

Stein Litigation

Cielo Stein (“Stein”), a former sales specialist, filed a complaint on February 1, 2023, in Jefferson County Circuit Court in Kentucky against the Company and its wholly-owned subsidiary Neos. The complaint alleged that Aytu retaliated against Stein in violation of the Kentucky Civil Rights Act after she opposed what she contends was unwelcome behavior by her supervisor. The complaint also alleged that the Company’s response to Stein’s subsequent complaint to human resources was inadequate. The complaint sought an award of unspecified compensatory damages, emotional-distress damages, and attorneys’ fees and costs. The Company removed the lawsuit to the United States District Court for the Western District of Kentucky. A Section 16 pretrial conference was held on June 3, 2024. During the pretrial conference the parties agreed to settle the matter. The parties entered into a settlement and release agreement on August 5, 2024. The matter has been closed.

Note 19 - License Agreements

Healight

In April 2020, the Company entered into a licensing agreement with Cedars-Sinai Medical Center to secure worldwide rights to various potential esophageal and nasopharyngeal uses of Healight, an investigational medical device platform technology. The agreement with Cedars-Sinai grants the Company a license to all patent and development related technology rights for the intra-corporeal therapeutic use of ultraviolet light in the field of endotracheal and nasopharyngeal applications. The term of the agreement is on a country-by-country basis and will expire on the latest of the date upon which the last to expire valid claim shall expire, ten years after the first bona fide commercial sale of such licensed product in a country, or the expiration of any market exclusivity period granted by a regulatory agency. Pursuant to the terms of the agreement, the Company paid an initial $0.3 million license fee and $0.1 million in earlier patent prosecution fees.

As a result of the Company’s focus on the revenue growth of its commercial business, the Company terminated the licensing agreement with Cedars-Sinai Medical Center, effective May 9, 2023.

NeuRx

In October 2018, Neos entered into an exclusive license agreement (“NeuRx License”) with NeuRx Pharmaceuticals LLC (“NeuRx”), pursuant to which NeuRx granted Neos an exclusive, worldwide, royalty-bearing license to research, develop, manufacture and commercialize certain pharmaceutical products containing NeuRx’s proprietary compound designated as NRX-101, referred to by Neos as NT0502. NT0502 is a new chemical entity that was being developed by Neos for the treatment of sialorrhea, which is excessive salivation or drooling. The Company may be required to make certain development and milestone payments and royalties based on annual net sales, as defined in the NeuRx License. Royalties are to be paid on a country-by-country and licensed product-by-licensed product basis, during the period of time beginning on the first commercial sale of such licensed product in such country and continuing until the later of: (i) the expiration of the last-to-expire valid claim in any licensed patent in such country that covers such licensed product in such country; and/or (ii) expiration of regulatory exclusivity of such licensed product in such country.

In April 2023, the Company returned the NT0502 rights to NeuRx in exchange for, and to receive a royalty and potential milestone payments on amounts received for future revenue generated by NeuRx (or a future licensee) on NT0502.

Teva

On December 21, 2018, the Company and Teva entered into an agreement granting Teva a non-exclusive license to certain patents owned by Neos by which Teva has the right to manufacture and market its generic version of Cotempla under an abbreviated new drug application (“ANDA”) filed by Teva beginning on July 1, 2026, or earlier under certain circumstances. The ANDA was approved by the FDA on June 19, 2020.

Actavis

On October 17, 2017, the Company entered into an agreement granting Actavis a non-exclusive license to certain patents owned by the Company by which Actavis has the right to manufacture and market its generic version of Adzenys under its ANDA beginning on September 1, 2025, or earlier under certain circumstances. The ANDA was approved by the FDA on June 22, 2023.

Shire

In July 2014, Neos entered into a settlement agreement and an associated license agreement (the “2014 License Agreement”) with Shire LLC (“Shire”) for a non-exclusive license to certain patents for certain activities with respect to Neos’ New Drug Application (the “NDA”) No. 204326 for an extended-release orally disintegrating amphetamine polistirex tablet. In accordance with the terms of the 2014 License Agreement, following the receipt of the approval from the FDA for Adzenys, Neos paid a lump sum, non-refundable license fee of an amount less than $1.0 million in February 2016. Neos is paying a single digit royalty on net sales of Adzenys during the life of the patents. The settlement agreement expired in May 2023.

Note 20 - Discontinued Operations

On July 31, 2024, after the wind down of operations, the Company entered into a definitive agreement to divest its Consumer Health business to a private, e-commerce focused company. The divested business encompassed the established e-commerce platform, certain inventory and associated consumer brands, intellectual property, external workforce and contracts, and provided for the Company to receive contingent consideration payments on certain future sales of former Consumer Health business products.

The accounting requirements for reporting the Consumer Health business as discontinued operation were met when the wind down and divestiture was completed on July 31, 2024. Accordingly, the accompanying consolidated financial statements for all periods presented reflect this business as a discontinued operation and certain assets and liabilities of discontinued operations have been reclassified to the current assets of discontinued operations; non-current assets of discontinued operations; and current liabilities of discontinued operations financial statement line items on the accompanying consolidated balance sheets as of June 30, 2024, and 2023. The Company elected to record the contingent consideration portion of the arrangement when the consideration is determined to be realizable and, therefore, the Company did not record a contingent consideration asset at the transaction date and any subsequent proceeds will not be recognized until the contingent consideration asset is realizable, at which point the Company will recognize it to loss from discontinued operations.

The key components of loss from discontinued operations, net of tax for the years ended June 30, 2024, and 2023, were as follows:

	Year Ended
	June 30,
	2024	2023
	(in thousands)
Net revenue	$15,819	$33,600
Cost of sales	(10,287)	(19,197)
Selling and marketing	(4,875)	(17,217)
General and administrative	(2,560)	(3,096)
Research and development	(22)	(116)
Amortization of intangible assets	(1,529)	(1,097)
Restructuring costs	(209)	—
Impairment expense	—	(2,975)
Gain from contingent consideration	—	391
Interest expense	(35)	(55)
Loss from discontinued operations before income taxes	(3,698)	(9,762)
Income tax benefit	374	263
Net loss from discontinued operations, net of tax	$(3,324)	$(9,499)

The key components of assets and liabilities of discontinued operations as of June 30, 2024, and 2023, were as follows:

	June 30,
	2024	2023
	(in thousands)
ASSETS
Current assets of discontinued operations:
Accounts receivable, net	$91	$209
Inventories	492	3,487
Prepaid expenses and other current assets	538	1,735
Total current assets of discontinued operations	1,121	5,431
Non-current assets of discontinued operations:
Property and equipment, net	—	36
Operating lease right-of-use assets	—	226
Intangible assets, net	—	1,529
Other non-current assets	44	91
Total current assets of discontinued operations	44	1,882
Total current and non-current assets of discontinued operations	$1,165	$7,313

LIABILITIES
Current liabilities of discontinued operations:
Accounts payable	$126	$929
Accrued liabilities	431	837
Total current liabilities of discontinued operations	$557	$1,766

Note 21 - Subsequent Events

Wind Down and Subsequent Divestiture of Consumer Health Business

In July 2024, the Company completed the wind down of its Consumer Health Segment and on July 31, 2024, the Company entered into a definitive agreement to divest its Consumer Health (a/k/a Innovus Pharmaceuticals) business to a private, e-commerce focused company affiliated with the Company’s former Vice President of Consumer Health, Jonathan Hughes. Pursuant to the definitive agreement, Mr. Hughes resigned from the Company effective July 31, 2024. The divested business encompasses the established e-commerce platform, certain inventory and associated consumer brands, intellectual property, contracts and liabilities, and provides for the Company to receive up to $0.5 million of revenue-based royalty payments and recovery of cost on certain future sales of former Consumer Health business products. Upon consummation of this agreement, the Company has completed its wind down of the Consumer Health Segment.

Note 22 - Subsequent Events in Connection with Recast (unaudited)

As a result of the wind down and divestiture of the Consumer Health business as described further in Note 1 - Nature of Business and Financial Condition, Note 2 - Summary of Significant Accounting Policies, Note 20 - Discontinued Operations and Note 21 - Subsequent Events, the Company determined that the accounting requirements for reporting the Consumer Health business as a discontinued operation were met when the wind down and divestiture was completed on July 31, 2024, and that the Company now operates as one single operating and reportable segment. Due to such determination the Company has recast its consolidated financial statements and the notes thereto for the years ended June 30, 2024, and 2023, to reflect the Consumer Health business as a discontinued operation and the Company as one single operating and reportable segment. In connection with the recasting of these consolidated financial statements and the notes thereto, the Company has considered whether there are other subsequent events that have occurred since September 26, 2024, and through April 28, 2025, that require recognition or disclosure in these consolidated financial statements and the notes thereto and believes that there are no such events.

   1,366,668 Shares of Common Stock

 8,233,332 Prefunded Warrants to Purchase 8,233,332 Shares of Common Stock

and 8,233,332 Shares of Common Stock Underlying the Prefunded Warrants

AYTU BIOPHARMA, INC.

Sole book-runner

Lake Street

Lead Manager
Maxim Group LLC

The date of this prospectus is June 5, 2025